                 RESIDENTIAL ASSET SECURITIZATION TRUST 2006-A15
                                 ISSUING ENTITY

                                FINAL TERM SHEET

                           $470,624,488 (APPROXIMATE)

                                INDYMAC MBS, INC.
                                    DEPOSITOR

                           [INDYMAC BANK, F.S.B. LOGO]

                          SPONSOR, SELLER AND SERVICER

          This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

          The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

          THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.

          This free writing prospectus does not contain all information that is required to be included in the base prospectus and the free writing prospectus.

          The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

                 FREE WRITING PROSPECTUS DATED NOVEMBER 28, 2006

                 RESIDENTIAL ASSET SECURITIZATION TRUST 2006-A15

     DISTRIBUTIONS PAYABLE MONTHLY ON THE 25TH DAY OF EACH MONTH, BEGINNING
                                DECEMBER 26, 2006

                                   ----------

The following classes of certificates are offered pursuant to this free writing prospectus:

                 INITIAL CLASS                                       INITIAL CLASS
             CERTIFICATE BALANCE /                               CERTIFICATE BALANCE /
                INITIAL NOTIONAL     PASS-THROUGH                   INITIAL NOTIONAL     PASS-THROUGH
   CLASS           AMOUNT (1)          RATE (2)        CLASS           AMOUNT (1)          RATE (2)
----------   ---------------------   ------------   ----------   ---------------------   ------------
Class A-1       $ 50,000,000             6.25%      Class A-13       $18,221,000             6.25%
Class A-2       $ 29,160,000             6.25%      Class A-14       $ 1,500,000             6.25%
Class A-3       $  4,772,000             6.25%      Class A-15       $ 9,208,000             6.25%
Class A-4       $  3,219,791(3)          6.00%      Class A-16       $ 7,732,000             6.25%
Class A-5       $ 18,250,000             6.25%      Class A-17       $ 1,050,000             6.25%
Class A-6       $ 77,275,000             6.00%       Class PO        $ 1,036,388               (4)
Class A-7       $  1,146,000             6.25%       Class A-X       $44,612,289(3)          6.25%
Class A-8       $  1,790,000             6.25%       Class A-R       $       100             6.25%
Class A-9       $124,000,000             6.25%       Class B-1       $10,293,000             6.25%
Class A-10      $ 99,083,000           Floating      Class B-2       $ 5,745,000             6.25%
Class A-11      $ 99,083,000(3)        Floating      Class B-3       $ 3,351,000             6.25%
Class A-12      $  7,012,000             6.25%

(1) This amount is approximate and is subject to a permitted variance in the aggregate of plus or minus 5%.

(2) The classes of certificates offered by this free writing prospectus, together with their pass-through rates and initial ratings, are listed in the tables under "Summary -- Description of the Certificates." The index used to calculate the pass-through rates for the Class A-10 and Class A-11 Certificates is the one-month LIBOR index.

(3) The Class A-4, Class A-11 and the Class A-X Certificates are interest only, notional amount certificates. The initial notional amounts for the notional amount certificates are set forth in the table above but are not included in the aggregate class certificate balance of the certificates offered.

(4) The Class PO Certificates are principal only certificates and will not bear interest.

                                     SUMMARY

ISSUING ENTITY

Residential Asset Securitization Trust 2006-A15, a common law trust formed under the laws of the State of New York.

DEPOSITOR

IndyMac MBS, Inc., a Delaware corporation, and a limited purpose finance subsidiary of IndyMac Bank, F.S.B. Its address is 155 North Lake Avenue, Pasadena, California 91101, and its telephone number is (800) 669-2300.

SPONSOR, SELLER AND SERVICER

IndyMac Bank, F.S.B., a federal savings bank. Its principal executive offices are located at 888 East Walnut Street, Pasadena, California 91101, and its telephone number is (800) 669-2300.

TRUSTEE AND SUPPLEMENTAL INTEREST TRUSTEE

Deutsche Bank National Trust Company, a national banking association. The corporate trust office of the trustee is located (i) for purposes of certificate transfers, at DB Services Tennessee, 648 Grassmere Park Road, Nashville, Tennessee 37211-3658, Attention: Transfer Unit and (ii) for all other purposes, at 1761 East St. Andrew Place, Santa Ana, California 92705, Attention: Trust Administration IN0615, and its telephone number is (714) 247-6000.

POOLING AND SERVICING AGREEMENT

The pooling and servicing agreement dated as of November 1, 2006 among the seller, the servicer, the depositor and the trustee and supplemental interest trustee, under which the issuing entity will be formed.

CUT-OFF DATE

For any mortgage loan, the later of November 1, 2006 and the origination date of that mortgage loan.

CLOSING DATE

On or about November 28, 2006.

THE MORTGAGE LOANS

The mortgage pool will consist primarily of 30-year conventional, fixed rate mortgage loans secured by first liens on one-to-four family residential properties.

The depositor believes that the information set forth in this free writing prospectus regarding the mortgage loans as of the cut-off date is representative of the characteristics of the mortgage loans that will be delivered on the closing date. However, certain mortgage loans may prepay or may be determined not to meet the eligibility requirements for inclusion in the final mortgage pool. A limited number of mortgage loans may be added to or substituted for the mortgage loans that are described in this free writing prospectus. Any addition or substitution will not result in a material difference in the final mortgage pool although the cut-off date information regarding the actual mortgage loans may vary somewhat from the information regarding the mortgage loans presented in this free writing prospectus.

As of the cut-off date, the depositor expects that the mortgage loans will have the following characteristics:

Aggregate Current Principal Balance                  $ 478,765,558.53
Weighted Average Mortgage Rate                                  7.032%
Range of Mortgage Rates                              5.875% to 9.250%
Average Current Principal Balance                    $     609,116.49
Range of Outstanding Principal Balances                 $64,670.83 to
                                                     $   2,947,000.00
Weighted Average Original Loan-to-Value Ratio                   73.00%
Weighted Average Original Term to Maturity                 360 months
Weighted Average Credit Bureau Risk Score                         711
Weighted Average Remaining Term to Stated Maturity         359 months
Geographic Concentrations in excess of 10%:
   California                                                   42.71%
   New York                                                     12.14%

DESCRIPTION OF THE CERTIFICATES

The issuing entity will issue the following classes of certificates:

                    INITIAL CLASS
                     CERTIFICATE
                      BALANCE /                                                                                          INITIAL
                       INITIAL                                                  FINAL SCHEDULED   MODELED SCHEDULED       RATING
                       NOTIONAL                                                  DISTRIBUTION        DISTRIBUTION      (FITCH/S&P/
      CLASS           AMOUNT (1)                       TYPE                        DATE (2)            DATE (3)        MOODY'S)(4)
----------------   ---------------   ---------------------------------------   ----------------   -----------------   -------------
OFFERED
CERTIFICATES
A-1.............       $50,000,000       Senior/Fixed Pass-Through Rate        January 25, 2037     June 25, 2020     AAA /AAA /NR
A-2.............       $29,160,000          Senior/Super Senior/Fixed
                                                Pass-Through Rate              January 25, 2037    March 25, 2017     AAA /AAA /NR
A-3.............        $4,772,000       Senior/Fixed Pass-Through Rate        January 25, 2037   November 25, 2036   AAA /AAA /NR
A-4.............     $3,219,791 (5)     Senior/Notional Amount/Fixed Pass-
                                                  Through Rate                 January 25, 2037     June 25, 2020     AAA /AAA /NR
A-5.............       $18,250,000        Senior/Super Senior/NAS/Fixed
                                                Pass-Through Rate              January 25, 2037   November 25, 2036   AAA /AAA /NR
A-6.............       $77,275,000       Senior/Fixed Pass-Through Rate        January 25, 2037     June 25, 2020     AAA /AAA /NR
A-7.............        $1,146,000          Senior/Support/NAS/Fixed
                                                Pass-Through Rate              January 25, 2037   November 25, 2036   AAA /AAA /NR
A-8.............        $1,790,000   Senior/Support/Fixed Pass-Through Rate    January 25, 2037    March 25, 2017     AAA /AAA /NR
A-9.............      $124,000,000        Senior/Super Senior/Accretion
                                        Directed/Fixed Pass-Through Rate       January 25, 2037    August 25, 2013    AAA /AAA /NR
A-10............       $99,083,000     Senior/Super Senior/Floating Pass-
                                                  Through Rate                 January 25, 2037     July 25, 2009     AAA /AAA /Aaa
A-11............    $99,083,000 (5)       Senior/Notional Amount/Interest
                                     Only/Inverse Floating Pass-Through Rate   January 25, 2037     July 25, 2009     AAA /AAA /NR
A-12............        $7,012,000       Senior/Fixed Pass-Through Rate        January 25, 2037   November 25, 2036   AAA /AAA /NR
A-13............       $18,221,000        Senior/Super Senior/NAS/Fixed
                                                Pass-Through Rate              January 25, 2037   November 25, 2036   AAA /AAA /NR
A-14............        $1,500,000      Senior/Super Senior/Accrual/Fixed
                                                Pass-Through Rate              January 25, 2037   November 25, 2013   AAA /AAA /NR
A-15............        $9,208,000          Senior/Support/NAS/Fixed
                                                Pass-Through Rate              January 25, 2037   November 25, 2036   AAA /AAA /NR
A-16............        $7,732,000   Senior/Support/Fixed Pass-Through Rate    January 25, 2037   November 25, 2013   AAA /AAA /NR
A-17............        $1,050,000          Senior/Support/NAS/Fixed
                                                Pass-Through Rate              January 25, 2037   November 25, 2036   AAA /AAA /NR
A-X.............    $44,612,289 (5)      Senior /Notional Amount/Interest
                                           Only/Fixed Pass-Through Rate        January 25, 2037   November 25, 2036   AAA /AAA /NR
PO..............        $1,036,388            Senior/Principal Only            January 25, 2037   November 25, 2036   AAA /AAA /NR
                                            Senior/Fixed Pass-Through
A-R.............              $100             Rate/REMIC Residual             January 25, 2037   December 25, 2006   AAA /AAA /NR
B-1.............       $10,293,000     Subordinate/Fixed Pass-Through Rate     January 25, 2037   November 25, 2036     NR/AA /NR
B-2.............        $5,745,000     Subordinate/Fixed Pass-Through Rate     January 25, 2037   November 25, 2036     NR/A /NR
B-3.............        $3,351,000     Subordinate/Fixed Pass-Through Rate     January 25, 2037   November 25, 2036    NR/BBB /NR

                    INITIAL CLASS
                     CERTIFICATE
                      BALANCE /                                                                                          INITIAL
                       INITIAL                                                  FINAL SCHEDULED   MODELED SCHEDULED       RATING
                       NOTIONAL                                                  DISTRIBUTION        DISTRIBUTION      (FITCH/S&P/
      CLASS           AMOUNT (1)                       TYPE                        DATE (2)            DATE (3)        MOODY'S)(4)
----------------   ---------------   ---------------------------------------   ----------------   -----------------   -------------
NON-OFFERED
CERTIFICATES (6)
B-4.............        $3,591,000     Subordinate/Fixed Pass-Through Rate     January 25, 2037   November 25, 2036     NR/BB /NR
B-5.............        $2,633,000    Subordinate/ Fixed Pass-Through Rate     January 25, 2037   November 25, 2036     NR/B /NR
B-6.............        $1,917,070    Subordinate/ Fixed Pass-Through Rate     January 25, 2037   November 25, 2036     NR/NR /NR
P...............              $100            Prepayment Charges(7)                   N/A

----------
(1) This amount is subject to a permitted variance in the aggregate of plus or minus 5% depending on the amount of mortgage loans actually delivered on the closing date.

(2) The final scheduled distribution date is the distribution date in the month after the month of the latest stated maturity date of any Mortgage Loan.

(3) The modeled final distribution date is based upon (a) an assumed rate of prepayments equal to 100% PPC, (b) the modeling assumptions and (c) the assumption that the optional termination is not exercised by the servicer.

(4) The offered certificates will not be offered unless they are assigned the indicated ratings by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), Fitch, Inc. ("FITCH") and Moody's Investor Services, Inc. ("MOODY'S"). A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(5) The notional amount of this class of certificates will be calculated as described in this free writing prospectus under "Description of the Certificates--Notional Amount Certificates."

(6) The Class B-4, Class B-5, Class B-6 and Class P Certificates are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class B-4, Class B-5, Class B-6 and Class P Certificates is provided only to permit a better understanding of the offered certificates.

(7) The Class P Certificates will be entitled to receive all prepayment charges collected on the mortgage loans.

The certificates will also have the following characteristics:

                              INITIAL PASS-THROUGH                                 INTEREST ACCRUAL   INTEREST ACCRUAL
          CLASS                     RATE (1)              PASS-THROUGH RATE             PERIOD           CONVENTION
---------------------------   --------------------   ---------------------------   ----------------   ----------------
OFFERED CERTIFICATES
A-1........................           6.25%                     6.25%               calendar month       30/360 (4)
A-2........................           6.25%                     6.25%               calendar month       30/360 (4)
A-3........................           6.25%                     6.25%               calendar month       30/360 (4)
A-4........................           6.00%                     6.00%               calendar month       30/360 (4)
A-5........................           6.25%                     6.25%               calendar month       30/360 (4)
A-6........................           6.00%                     6.00%               calendar month       30/360 (4)
A-7........................           6.25%                     6.25%               calendar month       30/360 (4)
A-8........................           6.25%                     6.25%               calendar month       30/360 (4)
A-9........................           6.25%                     6.25%               calendar month       30/360 (4)
A-10.......................           5.92%          LIBOR + 60 basis points (2)   25th to 24th (3)      30/360 (4)
A-11.......................           0.33%               5.65% - LIBOR (2)        25th to 24th (3)      30/360 (4)
A-12.......................           6.25%                     6.25%               calendar month       30/360 (4)
A-13.......................           6.25%                     6.25%               calendar month       30/360 (4)
A-14.......................           6.25%                     6.25%               calendar month       30/360 (4)
A-15.......................           6.25%                     6.25%               calendar month       30/360 (4)
A-16.......................           6.25%                     6.25%               calendar month       30/360 (4)
A-17.......................           6.25%                     6.25%               calendar month       30/360 (4)
A-X........................           6.25%                     6.25%               calendar month       30/360 (4)
PO.........................             (5)                       (5)                           (5)             (5)
A-R........................           6.25%                     6.25%               calendar month       30/360 (4)
B-1........................           6.25%                     6.25%               calendar month       30/360 (4)
B-2........................           6.25%                     6.25%               calendar month       30/360 (4)
B-3........................           6.25%                     6.25%               calendar month       30/360 (4)
NON-OFFERED CERTIFICATES
B-4........................           6.25%                     6.25%               calendar month       30/360 (4)
B-5........................           6.25%                     6.25%               calendar month       30/360 (4)
B-6........................           6.25%                     6.25%               calendar month       30/360 (4)
P..........................            N/A                       N/A                      N/A               N/A

----------
(1)  Reflects the expected pass-through rate as of the closing date.

(2) The pass-through rates on the LIBOR Certificates may adjust monthly based on the level of one-month LIBOR, subject to an interest rate cap.

(3) The interest accrual period for any distribution date will be the one-month period commencing on the 25th day of the month before the month in which that distribution date occurs and ending on the 24th day of the month in which the distribution date occurs. These certificates will settle with accrued interest.

(4) Interest accrues at the rate specified in this table based on a 360-day year that consists of twelve 30-day months.

(5) The Class PO Certificates are not entitled to any distributions of interest.

DESIGNATIONS

We sometimes use the following designations to refer to the specified classes of certificates in order to aid your understanding of the offered certificates:

      Senior Certificates           Class A-1, Class A-2, Class A-3, Class
                                    A-4, Class A-5, Class A-6, Class A-7,
                                   Class A-8, Class A-9, Class A-10, Class
                                  A-11, Class A-12, Class A-13, Class A-14,
                                  Class A-15, Class A-16, Class A-17, Class
                                   A-X, Class PO and Class A-R Certificates

     Group 1A Certificates          Class A-R, Class A-1, Class A-2, Class
                                    A-3, Class A-4, Class A-5, Class A-6,
                                    Class A-7 and Class A-8 Certificates,
                                      Group 1A PO Component and Group 1A
                                             Subordinated Portion

     Group 1B Certificates         Class A-9, Class A-10, Class A-11, Class
                                  A-12, Class A-13, Class A-14, Class A-15,
                                   Class A-16 and Class A-17 Certificates,
                                      Group 1B PO Component and Group 1B
                                             Subordinated Portion

   Subordinated Certificates        Class B-1, Class B-2, Class B-3, Class
                                  B-4, Class B-5 and Class B-6 Certificates

       LIBOR Certificates           Class A-10 and Class A-11 Certificates

  Notional Amount Certificates       Class A-4, Class A-11 and Class A-X
                                                 Certificates

  Principal Only Certificates               Class PO Certificates

   Super Senior Certificates        Class A-2, Class A-5, Class A-9, Class
                                       A-10, Class A-13 and Class A-14
                                                 Certificates

      Support Certificates         Class A-7, Class A-8, Class A-15, Class
                                       A-16 and Class A-17 Certificates

      Offered Certificates        Senior Certificates, Class B-1, Class B-2
                                          and Class B-3 Certificates

RECORD DATE

The record date (x) for the LIBOR Certificates, so long as such certificates are book-entry certificates, is the business day immediately prior to that distribution date and (y) for any other class of certificates and any definitive certificates, is the last business day of the month immediately preceding the month of that distribution date.

DENOMINATIONS

Offered Certificates other than the Class A-3, Class A-12 and Class A-R
Certificates:

$25,000 and multiples of $1 in excess thereof.

Class A-3 and Class A-12 Certificates:

$1,000 and multiples of $1 in excess thereof.

Class A-R Certificates:

$100.

REGISTRATION OF CERTIFICATES

Offered Certificates other than the Class A-R Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company and, upon request, through Clearstream, Luxemburg or the Euroclear System.

Class A-R Certificates:

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.

DISTRIBUTION DATES

Beginning on December 26, 2006, and thereafter on the 25th day of each calendar month, or if the 25th is not a business day, the next business day.

INTEREST DISTRIBUTIONS

The related interest accrual period, interest accrual convention and pass-through rate for each class of interest-bearing certificates is shown in the table on page S-9.

On each distribution date, to the extent funds are available, each interest-bearing class of certificates will be entitled to receive or accrete:

o interest accrued at the applicable pass-through rate during the related interest accrual period on the class certificate balance or notional amount, as applicable, immediately prior to that distribution date; plus

o    any interest not paid or accreted on prior distribution dates; minus

o any net interest shortfalls allocated to that class for that distribution date.

The Class A-14 Certificates are accrual certificates. Interest will accrue on this class of certificates at a per annum rate of 6.25%. However, this accrued amount will not be distributed as interest on the Class A-14 Certificates until the accrual termination date, which is the earlier of

o the date on which the class certificate balance of each class of subordinated certificates is reduced to zero, and

o the distribution date on which the class certificate balance of the Class A-9 Certificates is reduced to zero.

The Class PO Certificates do not bear interest.

When a borrower makes a full or partial prepayment on a mortgage loan, the amount of interest that the borrower is required to pay may be less than the amount of interest certificateholders would otherwise be entitled to receive with respect to the mortgage loan. The servicer is required to reduce its servicing compensation to offset this shortfall but the reduction for any distribution date is limited to an amount equal to the product of one-twelfth of 0.125% multiplied by the pool balance as of the first day of the prior month. If the aggregate amount of interest shortfalls resulting from prepayments on the mortgage loans exceeds the amount of the reduction in the servicer's servicing compensation, the interest entitlement for each related class of certificates will be reduced proportionately by the amount of this excess.

For each class of certificates, any unpaid interest amounts (which is interest due, but not paid, on a prior distribution date) will be payable as and to the extent described in this free writing prospectus.

ALLOCATION OF NET INTEREST SHORTFALLS

For any distribution date, the interest entitlement for each interest-bearing class of certificates will be reduced by the amount of net interest shortfalls resulting from:

o    prepayments on the mortgage loans; and

o reductions in the mortgage rate on the mortgage loans due to Servicemembers Civil Relief Act reductions or debt service reductions.

Net interest shortfalls on any distribution date will be allocated pro rata among all interest-bearing classes of certificates, based on their respective interest entitlements, in each case before taking into account any reduction in the interest entitlements due to shortfalls.

If on any distribution date, available funds are not sufficient to make a full distribution or accretion of the interest entitlement on the classes of certificates in the order described below under "-- Priority of Distributions Among Certificates," interest will be distributed or accreted on each class of certificates of equal priority, pro rata, based on their respective entitlements. Any unpaid interest amount will be carried forward and added to the amount holders of each affected class of certificates will be entitled to receive or accrete on the next distribution date.

INTEREST RATE CORRIDOR CONTRACT

A separate supplemental interest trust created under the pooling and servicing agreement will hold an interest rate corridor contract for the Class A-10 Certificates. On or prior to the termination date for the corridor contract, amounts paid under the corridor contract will be available as described in this free writing prospectus to make payments of the yield supplement amount to the Class A-10 Certificates.

PRINCIPAL DISTRIBUTIONS

On each distribution date, certificateholders will only receive a distribution of principal on their certificates if cash is available on that date for the payment of principal according to the principal distribution rules described in this free writing prospectus under "Description of the Certificates--Principal."

All payments and other amounts in respect of principal of the mortgage loans will be allocated between the group 1A certificates and group 1B certificates. Among each group of certificates, all payments and other amounts in respect of the mortgage loans will be allocated between the related PO component, on the one hand, and the other classes of senior certificates for each group (other than the notional amount certificates) and the subordinated portions for each group, on the other hand, in each case based on the applicable PO percentage and the applicable non-PO percentage, respectively, of those amounts. The non-PO percentage with respect to any mortgage loan with a net mortgage rate less than 6.25% will be equal to the net mortgage rate divided by 6.25% and the PO percentage of that mortgage loan will be equal to 100% minus that non-PO percentage. With respect to a mortgage loan with a net mortgage rate equal to or greater than 6.25%, the non-PO percentage will be 100% and the PO percentage will be 0%. The applicable non-PO percentage of amounts in respect of principal will be allocated to the senior certificates (other than the notional amount certificates and the Class PO certificates) as set forth below, and any remainder of that non-PO amount for each group will be allocated to the classes of subordinated certificates:

o in the case of scheduled principal collections on the mortgage loans, the amount allocated to the senior certificates is based on the ratio of the aggregate class certificate balance of all of the senior certificates to the aggregate class certificate balance of the certificates (other than the Class PO Certificates); and

o in the case of principal prepayments on the mortgage loans, the amount allocated to the senior certificates is based on a fixed percentage (equal to 100%) until the fifth anniversary of the first distribution date, at which time the percentage may step down as described in this free writing prospectus.

General

Notwithstanding the foregoing, no decrease in the senior prepayment percentage will occur unless certain conditions related to the loss and delinquency performance of the mortgage loans are satisfied.

Principal will be distributed on each class of certificates entitled to receive principal payments as described below under "--Amounts Available for Distributions on the Certificates."

The notional amount certificates do not have class certificate balances and are not entitled to any distributions of principal but will bear interest during each interest accrual period on their respective notional amounts.

AMOUNTS AVAILABLE FOR DISTRIBUTIONS ON THE CERTIFICATES

General

The amount available for distribution on the certificates on any distribution date generally consists of the following (after the fees and expenses described under the next heading are subtracted):

o all scheduled installments of interest and principal due and received on the mortgage loans in the applicable period, together with any advances with respect to them;

o all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the mortgage loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the borrower in accordance with the servicer's normal servicing procedures;

o net proceeds from the liquidation of defaulted mortgage loans, by foreclosure or otherwise during the calendar month preceding the month of the distribution date (to the extent the amounts do not exceed the unpaid principal balance of the mortgage loans, plus accrued interest);

o    subsequent recoveries with respect to the mortgage loans;

o partial or full prepayments with respect to the mortgage loans collected during the applicable period, together with interest paid in connection with the prepayment, other than certain excess amounts payable to the servicer and any compensating interest; and

o any substitution adjustment amounts or purchase price in respect of a deleted mortgage loan or a mortgage loan purchased by the seller or the servicer during the applicable period.

Fees and Expenses

The amounts available for distributions on the certificates on any distribution date generally will not include the following amounts:

o the servicing fee and additional servicing compensation due to the servicer;

o    the trustee fee due to the trustee;

o    lender-paid mortgage insurance premiums, if any;

o the amounts in reimbursement for advances previously made and other amounts as to which the servicer and the trustee are entitled to be reimbursed from the certificate account pursuant to the pooling and servicing agreement;

o all prepayment charges (which are distributable only to the Class P Certificates); and

o all other amounts for which the depositor, the seller or the servicer is entitled to be reimbursed.

Any amounts paid from amounts collected with respect to the mortgage loans will reduce the amount that could have been distributed to the certificateholders.

SERVICING COMPENSATION

Servicing Fee

The servicer will be paid a monthly fee (referred to as the servicing fee) with respect to each mortgage loan. The servicing fee for a mortgage loan will equal one-twelfth of the stated principal balance of such mortgage loan multiplied by the servicing fee rate. The servicing fee rate for each mortgage loan will equal either 0.2000% or 0.2500% per annum. As of the cut-off date, the weighted average servicing fee rate for the mortgage loans was 0.2057% per annum. The amount of the servicing fee is subject to adjustment with respect to certain prepaid mortgage loans, as described under

Additional Servicing Compensation

The servicer is also entitled to receive, as additional servicing compensation, all late payment fees, assumption fees and other similar charges (excluding prepayment charges) and all reinvestment income earned on amounts on deposit in certain of the issuing entity's accounts and excess proceeds with respect to mortgage loans.

Source and Priority of Distributions

The servicing fee and the additional servicing compensation described above will be paid to the servicer from collections on the mortgage loans prior to any distributions on the certificates.

PRIORITY OF DISTRIBUTIONS AMONG CERTIFICATES

In general, on any distribution date, available funds for each group of certificates will be distributed in the following order:

o to interest on each interest-bearing class of senior certificates, pro rata, based on their respective interest distribution amounts;

o to principal of the classes of senior certificates then entitled to receive distributions of principal, in the order and subject to the priorities set forth below;

o to any deferred amounts payable on the related PO Component, but only from amounts that would otherwise be distributed on that distribution date in reduction of the balance of the related subordinated portion;

o to interest on and then principal of the classes of subordinated certificates, in the order of their seniority, beginning with the Class B-1 Certificates, in each case subject to the limitations set forth below; and

o    any remaining available amounts to the Class A-R Certificates.

There is only one group of mortgage loans. However, for purposes of calculating distributions and allocation of losses on the certificates, the senior certificates are broken into two groups, and the Class PO Certificates and the subordinated certificates will be assumed to have separate components or, in the case of the subordinated certificates, subordinated portions.

Accrual Amount

On each distribution date up to and including the accrual termination date, the amount of accrued interest on the Class A-14 Certificates added to its class certificate balance will be distributed first, as principal, to the Class A-9 Certificates, until its class certificate balance is reduced to zero, and second, to the Class A-14 Certificates.

Principal Distributions--Senior Certificates (other than the notional amount certificates and Class PO Certificates):

          On each distribution date, the non-PO formula principal amount for group 1A, up to the amount of the group 1a senior principal distribution amount, will be distributed as principal of the related classes of senior certificates, in the following priority:

     (1) to the Class A-R Certificates, until its class certificate balance is reduced to zero;

     (2) the Group 1A Priority Amount, concurrently, to the Class A-5 and Class A-7 Certificates, pro rata, until their respective class certificate balances are reduced to zero;

     (3) concurrently,

          (x) 51.1604508058% in the following priority:

               (i) an amount up to $1,000 for each distribution date to the Class A-1 Certificates, until its class certificate balance is reduced to zero;

               (ii) an amount up to $41,300 for each distribution date, concurrently, to the Class A-2 and Class A-8 Certificates, pro rata, until their respective class certificate balances are reduced to zero;

               (iii) concurrently, to the Class A-1, Class A-2 and Class A-8 Certificates, pro rata, until their respective class certificate balances are reduced to zero; and

               (iv) to the Class A-3 Certificates until its class certificate balance is reduced to zero, and

          (y) 48.8395491942% sequentially, to the Class A-6 and Class A-3 Certificates, in that order, until their respective class certificate balances are reduced to zero; and

     (4) concurrently, to the Class A-5 and Class A-7, without regard to the Group 1A Priority Amount, pro rata, until their respective class certificate balances are reduced to zero.

     On each distribution date, the non-PO formula principal amount for group 1B, up to the amount of the group 1b senior principal distribution amount, will be distributed as principal of the related classes of senior certificates in the following priority:

     (1) the Group 1B Priority Amount, concurrently, to the Class A-13, Class A-15 and Class A-17 Certificates, pro rata, until their respective class certificate balances are reduced to zero;

     (2) an amount up to $1,000 for each distribution date to the Class A-10 Certificates until its class certificate balance is reduced to zero;

     (3) an amount up to $1,184,000 for each distribution date concurrently to the following classes on a pro rata basis, based on their respective class certificate balances (after giving effect to distributions of the Class A-14 accrual amount):

          (x) sequentially, to the Class A-9 and Class A-14 Certificates, in that order, until their respective class certificate balances are reduced to zero, and

          (y) to the Class A-16 Certificates until its class certificate balance is reduced to zero;

     (4) to the Class A-10 Certificates until its class certificate balance is reduced to zero;

     (5) concurrently to the following classes on a pro rata basis, based on their respective class certificate balances,

          (a) sequentially, to the Class A-9 and Class A-14 Certificates, in that order, until their respective class certificate balances are reduced to zero, and

          (b) to the Class A-16 Certificates until its class certificate balance is reduced to zero;

     (6) to the Class A-12 Certificates until its class certificate balance is reduced to zero; and

     (7) concurrently, to the Class A-13, Class A-15 and Class A-17 Certificates, without regard to the Group 1B Priority Amount, pro rata, until their respective class certificate balances are reduced to zero.

Principal Distributions--Class PO Certificates

On each distribution date, principal will be distributed to the each PO Component in an amount equal to the lesser of (x) the PO formula principal amount for the related group for that distribution date and (y) the product of:

o available funds remaining after distribution of interest on the related senior certificates; and

o a fraction, the numerator of which is the PO formula principal amount for that group and the denominator of which is the sum of the PO formula principal amount for that group and the senior principal distribution amount for that group.

Principal Distributions--Subordinated Certificates; Applicable Credit Support Percentage Trigger

On each distribution date, to the extent of available funds available therefor, the non-PO formula principal amount for each group, up to the subordinated principal distribution amount for each group, will be distributed as principal of the classes of subordinated certificates in order of their distribution priorities, beginning with the Class B-1 Certificates, until their respective class certificate balances are reduced to zero. Each class of subordinated certificates will be entitled to receive its pro rata share of the subordinated principal distribution amount for each group (based on its class certificate balance); provided, that if the applicable credit support percentage of a class or classes (other than the class of subordinated certificates then outstanding with the highest priority of distribution) is less than the original applicable credit support percentage for that class or classes (referred to as "restricted classes"), the restricted classes will not receive distributions of partial principal prepayments and prepayments in full. Instead, the portion of the partial principal prepayments and prepayments in full otherwise distributable to the restricted classes will be allocated to those classes of subordinated certificates that are not restricted classes, pro rata, based upon their respective class certificate balances and distributed in the sequential order described above.

ALLOCATION OF REALIZED LOSSES

On each distribution date, the amount of any realized losses on the mortgage loans will be allocated as follows:

o the applicable allocation percentage of the non-PO percentage of any realized losses on the mortgage loans will be allocated in the following order of priority:

     o first, to the classes of subordinated certificates in the reverse order of their priority of distribution, beginning with the class of subordinated certificates outstanding with the lowest distribution priority until their respective class certificate balances are reduced to zero: and

     o second, concurrently to the senior certificates (other than the notional amount certificates and the Class PO Certificates), pro rata, based upon their respective class certificate balances, except that the allocation percentage of the non-PO percentage of any realized losses on the mortgage loans that would otherwise be allocated to a Super Senior Class of certificates will instead be allocated to the related Support Class of certificates until its class certificate balance is reduced to zero.

o the applicable allocation percentage of the PO percentage of any realized losses on a discount mortgage loan will be allocated to the related PO component; provided, however, that on or before the senior credit support depletion date, (i) those realized losses will be treated as Class PO Deferred Amounts for that group and will be paid on the related PO Component (to the extent funds are available from amounts otherwise allocable to the subordinated principal distribution amount for the related group) before distributions of principal on the subordinated certificates and (ii) (x) the class certificate balance of the class of subordinated certificates then outstanding with the lowest distribution priority will be reduced by the amount of any payments of Class PO Deferred Amounts and (y) the related subordinated portion will be reduced by the amount of any payments of Class PO Deferred Amounts for that group.

CREDIT ENHANCEMENT

The issuance of senior certificates and subordinated certificates by the issuing entity is designed to increase the likelihood that senior certificateholders will receive regular distributions of interest and principal.

Subordination

The senior certificates will have a distribution priority over the subordinated certificates. Among the subordinated certificates offered by this free writing prospectus, each class of subordinated certificates will have a distribution priority over the class or classes of subordinated certificates with a higher numerical designation, if any.

Allocation of Losses

Subordination is designed to provide the holders of certificates with a higher distribution priority with protection against losses realized when the remaining unpaid principal balance of a mortgage loan exceeds the proceeds recovered upon the liquidation of that mortgage loan. In general, this loss protection is accomplished by allocating the realized losses on the mortgage loans first, to the subordinated certificates, beginning with the class of subordinated certificates then outstanding with the lowest priority of distribution, and second to the senior certificates (other than the notional amount certificates) in accordance with the priorities set forth above under "-- Allocation of Realized Losses."

Additionally, as described above under "Priority of Distributions--Principal," unless certain conditions are met, the senior prepayment percentage for a group (which determines the allocation of unscheduled payments of principal between the senior certificates in a group and the related subordinated portion) will exceed the related senior percentage (which represents such classes of senior certificates' pro rata percentage interest in the related allocation percentage of the mortgage loans). This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the senior certificates that receive these unscheduled payments of principal while, in the absence of realized losses, increasing the interest in the principal balance evidenced by the subordinated certificates. Increasing the interest of the subordinated certificates relative to that of the senior certificates is intended to preserve the availability of the subordination provided by the subordinated certificates.

ADVANCES

The servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent the servicer reasonably believes that the cash advances can be repaid from future payments on the mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.

REQUIRED REPURCHASES, SUBSTITUTIONS OR PURCHASES OF MORTGAGE LOANS

The seller will make certain representations and warranties relating to the mortgage loans pursuant to the pooling and servicing agreement. If with respect to any mortgage loan any of the representations and warranties are breached in any material respect as of the date made, or an uncured material document defect exists, the seller will be obligated to repurchase or substitute for the mortgage loan.

The servicer is permitted to modify any mortgage loan in lieu of refinancing at the request of the related mortgagor, provided that the servicer purchases the mortgage loan from the issuing entity immediately preceding the modification. In addition, under limited circumstances, the servicer will repurchase certain mortgage loans that experience an early payment default (default in the first three months following origination).

OPTIONAL TERMINATION

The servicer may purchase all of the remaining assets of the issuing entity and retire all outstanding classes of certificates on or after the distribution date on which the aggregate stated principal balance of the mortgage loans and real estate owned by the issuing entity declines below 10% of the aggregate stated principal balance of the mortgage loans as of the cut-off date.

TAX STATUS

For federal income tax purposes, the issuing entity will consist of one or more
REMICs: one or more underlying REMICs (if any) and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure (or the master REMIC if there are no underlying REMICs) will consist of the mortgage loans and any other assets designated in the pooling and servicing agreement. The master REMIC will issue the several classes of certificates, which, other than the Class A-R Certificates, will represent the regular interests in the master REMIC. The Class A-10 Certificates will also represent the right to receive the yield supplement amount. The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICs.

The supplemental interest trust, supplemental interest reserve fund and the interest rate corridor contract will not constitute any part of any REMIC described in the pooling and servicing agreement.

ERISA CONSIDERATIONS

The offered certificates (other than the Class PO, Class A-X and Class A-R Certificates) may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a benefit plan, so long as certain conditions are met. The Class A-10 Certificates may not be acquired or held by a person investing assets of any such plans or arrangements before the termination date of the interest rate corridor contract, unless such acquisition or holding is also eligible for the exemptive relief available under one of the class exemptions or the statutory exemption.

LEGAL INVESTMENT

The senior certificates and the Class B-1 Certificates will be "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. None of the other classes of offered certificates will be "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984.

                                THE MORTGAGE POOL

                    MORTGAGE RATES FOR THE MORTGAGE LOANS (1)

                                                                PERCENT OF              WEIGHTED
                                                AGGREGATE       AGGREGATE    WEIGHTED    AVERAGE     AVERAGE       WEIGHTED
                                 NUMBER OF      PRINCIPAL       PRINCIPAL    AVERAGE       FICO      CURRENT        AVERAGE
RANGE OF                         MORTGAGE        BALANCE         BALANCE     MORTGAGE    CREDIT     PRINCIPAL    LOAN-TO-VALUE
MORTGAGE RATES (%)                 LOANS       OUTSTANDING     OUTSTANDING     RATE       SCORE      BALANCE         RATIO
------------------------------   ---------   ---------------   -----------   --------   --------   -----------   -------------
5.500 - 5.999.................        2      $  1,356,399.42       0.28%       5.875%      731     $678,199.71       57.95%
6.000 - 6.499.................       36        21,814,138.20       4.56        6.261       730      605,948.28       71.87
6.500 - 6.999.................      407       245,478,234.44      51.27        6.733       719      603,140.63       71.99
7.000 - 7.499.................      193       118,620,230.10      24.78        7.155       703      614,612.59       74.14
7.500 - 7.999.................      105        63,536,307.39      13.27        7.666       697      605,107.69       73.97
8.000 - 8.499.................       27        17,462,288.07       3.65        8.185       696      646,751.41       76.42
8.500 - 8.999.................       14         9,526,114.15       1.99        8.594       700      680,436.73       76.13
9.000 - 9.499.................        2           971,846.76       0.20        9.123       739      485,923.38       78.12
                                    ---      ---------------     ------
TOTAL:........................      786      $478,765,558.53     100.00%
                                    ===      ===============     ======

----------
(1) As of the Cut-off Date, the weighted average Mortgage Rate of the Mortgage Loans was approximately 7.032% per annum.

              CURRENT PRINCIPAL BALANCES FOR THE MORTGAGE LOANS (1)

                                                                PERCENT OF              WEIGHTED
                                                AGGREGATE       AGGREGATE    WEIGHTED   AVERAGE       AVERAGE        WEIGHTED
                                 NUMBER OF      PRINCIPAL       PRINCIPAL    AVERAGE      FICO        CURRENT         AVERAGE
RANGE OF CURRENT MORTGAGE        MORTGAGE        BALANCE         BALANCE     MORTGAGE    CREDIT      PRINCIPAL     LOAN-TO-VALUE
LOAN PRINCIPAL BALANCES ($)        LOANS       OUTSTANDING     OUTSTANDING     RATE       SCORE       BALANCE          RATIO
------------------------------   ---------   ---------------   -----------   --------   --------   -------------   -------------
50,000.01 - 100,000.00........        1      $     64,670.83       0.01%       7.375%      757     $   64,670.83       80.00%
400,000.01 - 450,000.00.......       93        40,535,382.46       8.47        7.158       704        435,864.33       76.81
450,000.01 - 500,000.00.......      177        84,448,629.08      17.64        7.101       698        477,110.90       75.28
500,000.01 - 550,000.00.......      140        73,427,429.07      15.34        6.884       707        524,481.64       74.37
550,000.01 - 600,000.00.......       88        50,658,964.74      10.58        7.017       703        575,670.05       73.56
600,000.01 - 650,000.00.......      105        66,205,808.35      13.83        7.071       705        630,531.51       73.73
650,000.01 - 700,000.00.......       33        22,531,590.98       4.71        6.765       719        682,775.48       71.99
700,000.01 - 750,000.00.......       32        23,359,459.64       4.88        6.913       718        729,983.11       72.99
750,000.01 - 800,000.00.......       23        17,885,594.61       3.74        6.829       725        777,634.55       71.26
800,000.01 - 850,000.00.......       13        10,840,966.30       2.26        7.182       726        833,920.48       68.40
850,000.01 - 900,000.00.......       22        19,245,135.93       4.02        7.112       734        874,778.91       74.26
900,000.01 - 950,000.00.......       14        12,978,096.26       2.71        7.083       710        927,006.88       68.21
950,000.01 - 1,000,000.00.....       18        17,947,311.71       3.75        7.368       716        997,072.87       65.64
1,000,000.01 - 1,100,000.00...        5         5,395,345.06       1.13        6.824       747      1,079,069.01       67.41
1,100,000.01 - 1,150,000.00...        1         1,140,000.00       0.24        6.500       788      1,140,000.00       80.00
1,150,000.01 - 1,350,000.00...        8         9,916,834.05       2.07        6.842       746      1,239,604.26       70.20
1,350,000.01 - 1,400,000.00...        4         5,492,163.30       1.15        7.370       765      1,373,040.83       71.19
1,400,000.01 - 1,450,000.00...        1         1,430,000.00       0.30        6.500       757      1,430,000.00       74.89
1,450,000.01 - 1,500,000.00...        3         4,463,176.16       0.93        7.338       757      1,487,725.39       65.59
1,500,000.01 - 2,000,000.00...        4         7,852,000.00       1.64        7.088       721      1,963,000.00       59.26
2,500,000.01 - 3,000,000.00...        1         2,947,000.00       0.62        7.500       745      2,947,000.00       54.57
                                    ---      ---------------     ------
TOTAL:........................      786      $478,765,558.53     100.00%
                                    ===      ===============     ======

----------
(1) As of the Cut-off Date, the average principal balance of the Mortgage Loans was approximately $609,116.

            ORIGINAL LOAN-TO-VALUE RATIOS FOR THE MORTGAGE LOANS (1)

                                                                PERCENT OF              WEIGHTED
                                                AGGREGATE       AGGREGATE    WEIGHTED    AVERAGE      AVERAGE       WEIGHTED
                                 NUMBER OF      PRINCIPAL       PRINCIPAL    AVERAGE      FICO        CURRENT        AVERAGE
RANGE OF ORIGINAL                 MORTGAGE       BALANCE         BALANCE     MORTGAGE    CREDIT      PRINCIPAL   LOAN-TO-VALUE
LOAN-TO-VALUE RATIOS (%)           LOANS       OUTSTANDING     OUTSTANDING     RATE       SCORE       BALANCE        RATIO
------------------------------   ---------   ---------------   -----------   --------   --------   -----------   -------------
20.01 - 25.00.................        1      $    569,521.14       0.12%       6.875%      702     $569,521.14       24.78%
25.01 - 30.00.................        1           520,000.00       0.11        6.625       783      520,000.00       27.37
30.01 - 35.00.................        1           499,115.28       0.10        6.625       650      499,115.28       34.48
35.01 - 40.00.................        6         4,108,801.88       0.86        6.666       754      684,800.31       37.75
40.01 - 45.00.................        2         1,217,000.00       0.25        6.750       755      608,500.00       41.26
45.01 - 50.00.................       17        13,078,461.82       2.73        6.924       711      769,321.28       47.86
50.01 - 55.00.................       17        12,899,124.62       2.69        6.855       720      758,772.04       53.25
55.01 - 60.00.................       34        24,011,307.53       5.02        7.006       715      706,214.93       58.29
60.01 - 65.00.................       67        43,959,569.31       9.18        6.882       714      656,112.97       63.61
65.01 - 70.00.................       81        56,909,607.99      11.89        7.064       705      702,587.75       68.75
70.01 - 75.00.................       94        63,221,490.07      13.21        7.019       713      672,569.04       74.07
75.01 - 80.00.................      449       249,535,776.40      52.12        7.067       710      555,758.97       79.59
80.01 - 85.00.................        4         2,006,910.47       0.42        7.455       697      501,727.62       84.45
85.01 - 90.00.................       11         5,802,872.02       1.21        7.474       735      527,533.82       89.86
95.01 - 100.00................        1           426,000.00       0.09        7.250       690      426,000.00      100.00
                                    ---      ---------------     ------
TOTAL:........................      786      $478,765,558.53     100.00%
                                    ===      ===============     ======

----------
(1) As of the Cut-off Date, the weighted average original Loan-to-Value Ratio of the Mortgage Loans was approximately 73.00%.

             ORIGINAL TERM TO STATED MATURITY FOR THE MORTGAGE LOANS

                                                                PERCENT OF              WEIGHTED
                                                AGGREGATE       AGGREGATE    WEIGHTED   AVERAGE      AVERAGE        WEIGHTED
                                 NUMBER OF      PRINCIPAL       PRINCIPAL    AVERAGE      FICO        CURRENT        AVERAGE
ORIGINAL TERM TO STATED          MORTGAGE        BALANCE         BALANCE     MORTGAGE    CREDIT     PRINCIPAL    LOAN-TO-VALUE
MATURITY (MONTHS)                  LOANS       OUTSTANDING     OUTSTANDING     RATE       SCORE      BALANCE         RATIO
------------------------------   ---------   ---------------   -----------   --------   --------   -----------   -------------
360...........................      786      $478,765,558.53     100.00%       7.032%     711      $609,116.49       73.00%
                                    ---      ---------------     ------
TOTAL:........................      786      $478,765,558.53     100.00%
                                    ===      ===============     ======

          REMAINING TERMS TO STATED MATURITY FOR THE MORTGAGE LOANS (1)

                                                                PERCENT OF              WEIGHTED
                                                AGGREGATE       AGGREGATE    WEIGHTED    AVERAGE     AVERAGE       WEIGHTED
                                 NUMBER OF      PRINCIPAL       PRINCIPAL    AVERAGE      FICO       CURRENT        AVERAGE
REMAINING TERMS TO STATED        MORTGAGE        BALANCE         BALANCE     MORTGAGE    CREDIT     PRINCIPAL    LOAN-TO-VALUE
MATURITY (MONTHS)                  LOANS       OUTSTANDING     OUTSTANDING     RATE      SCORE       BALANCE         RATIO
------------------------------   ---------   ---------------   -----------   --------   --------   -----------   -------------
348...........................        1      $    566,189.57       0.12%       7.000%      645     $566,189.57        80.00%
352...........................        1           572,000.00       0.12        8.125       709      572,000.00        80.00
354...........................        5         3,664,288.66       0.77        7.391       721      732,857.73        75.58
355...........................        8         5,003,732.60       1.05        7.155       715      625,466.58        68.38
356...........................       32        18,459,583.15       3.86        7.131       716      576,861.97        70.59
357...........................       49        29,767,908.24       6.22        7.600       704      607,508.33        71.26
358...........................      130        85,234,867.72      17.80        7.425       710      655,652.83        70.82
359...........................      167       100,167,003.99      20.92        6.919       720      599,802.42        72.03
360...........................      393       235,329,984.60      49.15        6.848       709      598,804.03        74.63
                                    ---      ---------------     ------
TOTAL:........................      786      $478,765,558.53     100.00%
                                    ===      ===============     ======

----------
(1) As of the Cut-off Date, the weighted average remaining term to stated maturity of the Mortgage Loans was approximately 359 months.

   GEOGRAPHIC DISTRIBUTION OF THE MORTGAGED PROPERTIES FOR THE MORTGAGE LOANS

                                                                PERCENT OF              WEIGHTED
                                                AGGREGATE       AGGREGATE    WEIGHTED    AVERAGE      AVERAGE        WEIGHTED
                                 NUMBER OF      PRINCIPAL       PRINCIPAL     AVERAGE     FICO        CURRENT         AVERAGE
                                  MORTGAGE       BALANCE          BALANCE    MORTGAGE    CREDIT      PRINCIPAL     LOAN-TO-VALUE
GEOGRAPHIC DISTRIBUTION            LOANS       OUTSTANDING     OUTSTANDING     RATE       SCORE       BALANCE          RATIO
------------------------------   ---------   ---------------   -----------   --------   --------   -------------   -------------
Arizona.......................       26      $ 15,348,296.33       3.21%       7.203%      707     $  590,319.09       74.87%
Arkansas......................        1           594,000.00       0.12        7.000       688        594,000.00       90.00
California....................      335       204,481,469.30      42.71        6.907       714        610,392.45       72.67
Colorado......................        9         6,421,505.08       1.34        7.080       709        713,500.56       70.36
Connecticut...................       16        10,279,717.56       2.15        6.919       708        642,482.35       70.85
Delaware......................        3         2,260,000.00       0.47        7.228       731        753,333.33       70.77
District of Columbia..........        4         3,356,313.11       0.70        8.172       709        839,078.28       68.74
Florida.......................       34        21,348,841.39       4.46        7.332       718        627,907.10       71.35
Georgia.......................        7         3,888,672.26       0.81        7.571       706        555,524.61       72.89
Hawaii........................        2         2,360,000.00       0.49        6.879       749      1,180,000.00       74.07
Idaho.........................        1           563,200.00       0.12        7.125       685        563,200.00       80.00
Illinois......................        6         3,923,745.56       0.82        7.707       720        653,957.59       78.17
Indiana.......................        1           426,737.37       0.09        8.625       719        426,737.37       90.00
Kansas........................        2         1,525,000.00       0.32        7.242       707        762,500.00       67.76
Louisiana.....................        1           950,000.00       0.20        7.250       622        950,000.00       45.24
Maine.........................        1           566,189.57       0.12        7.000       645        566,189.57       80.00
Maryland......................       31        17,725,545.89       3.70        7.141       690        571,791.80       76.09
Massachusetts.................       29        17,314,837.61       3.62        6.985       724        597,063.37       71.62
Michigan......................        3         1,572,000.00       0.33        6.496       760        524,000.00       79.94
Minnesota.....................       11         6,191,921.62       1.29        6.966       721        562,901.97       74.98
Mississippi...................        1           578,346.64       0.12        7.750       793        578,346.64       80.00
Missouri......................        1           568,000.00       0.12        7.625       687        568,000.00       80.00
Montana.......................        1           648,725.46       0.14        6.625       684        648,725.46       74.17
Nebraska......................        1           560,000.00       0.12        6.500       653        560,000.00       80.00
Nevada........................        8         4,360,283.35       0.91        7.186       733        545,035.42       77.37
New Hampshire.................        2         1,041,113.73       0.22        7.874       701        520,556.87       73.96
New Jersey....................       48        27,074,404.73       5.66        6.991       706        564,050.10       74.57
New York......................       93        58,106,621.13      12.14        7.109       703        624,802.38       71.57
North Carolina................       12         7,146,129.43       1.49        7.324       673        595,510.79       72.25
Ohio..........................        2         2,140,000.00       0.45        6.838       749      1,070,000.00       72.83
Oregon........................        8         4,521,105.53       0.94        6.746       722        565,138.19       70.52
Pennsylvania..................        6         3,372,595.40       0.70        7.041       708        562,099.23       79.05
Rhode Island..................        5         3,986,500.00       0.83        6.572       686        797,300.00       65.25
South Carolina................        8         4,632,957.92       0.97        7.694       691        579,119.74       65.81
Tennessee.....................        3         1,676,321.95       0.35        6.916       765        558,773.98       79.67
Texas.........................        8         5,663,063.17       1.18        7.373       738        707,882.90       72.54
Utah..........................        3         1,902,720.90       0.40        7.213       780        634,240.30       79.67
Vermont.......................        2         1,148,000.00       0.24        6.658       806        574,000.00       67.38
Virginia......................       37        20,963,882.68       4.38        7.095       703        566,591.42       77.18
Washington....................       11         6,153,793.86       1.29        6.757       733        559,435.81       76.57
Wisconsin.....................        2           983,000.00       0.21        6.896       719        491,500.00       78.97
Wyoming.......................        1           440,000.00       0.09        6.625       790        440,000.00       80.00
                                    ---      ---------------     ------
TOTAL:........................      786      $478,765,558.53     100.00%
                                    ===      ===============     ======

               MORTGAGORS' FICO SCORES FOR THE MORTGAGE LOANS (1)

                                                                PERCENT OF              WEIGHTED
                                                 AGGREGATE       AGGREGATE   WEIGHTED    AVERAGE      AVERAGE         WEIGHTED
                                 NUMBER OF       PRINCIPAL      PRINCIPAL     AVERAGE     FICO        CURRENT         AVERAGE
                                  MORTGAGE       BALANCE         BALANCE     MORTGAGE    CREDIT      PRINCIPAL     LOAN-TO-VALUE
RANGE OF FICO CREDIT SCORES        LOANS       OUTSTANDING     OUTSTANDING     RATE       SCORE       BALANCE          RATIO
------------------------------   ---------   ---------------   -----------   --------   --------   -------------   -------------
620 - 639.....................       69      $ 38,641,680.91       8.07%       7.116%      630      $560,024.36        72.31%
640 - 659.....................       80        43,594,254.92       9.11        7.258       651       544,928.19        74.28
660 - 679.....................       93        52,290,774.23      10.92        7.019       669       562,266.39        72.93
680 - 699.....................      130        76,404,265.89      15.96        7.125       688       587,725.12        75.16
700 - 719.....................      104        64,160,057.58      13.40        7.100       709       616,923.63        71.42
720 - 739.....................       78        50,600,988.80      10.57        6.949       730       648,730.63        73.55
740 - 759.....................       79        54,703,185.45      11.43        6.885       748       692,445.39        71.94
760 - 779.....................       72        44,392,382.92       9.27        6.865       769       616,560.87        73.70
780 - 799.....................       61        41,182,793.05       8.60        6.943       790       675,127.75        70.88
800 - 819.....................       19        12,319,174.78       2.57        6.995       805       648,377.62        72.96
Greater than 820..............        1           476,000.00       0.10        6.875       821       476,000.00        67.14
                                    ---      ---------------     ------
TOTAL:........................      786      $478,765,558.53     100.00%
                                    ===      ===============     ======

----------
(1) As of the Cut-off Date, the weighted average FICO Credit Score of the Mortgage Loans was approximately 711.

              TYPES OF MORTGAGED PROPERTIES FOR THE MORTGAGE LOANS

                                                                PERCENT OF              WEIGHTED
                                                AGGREGATE       AGGREGATE    WEIGHTED    AVERAGE      AVERAGE         WEIGHTED
                                 NUMBER OF      PRINCIPAL       PRINCIPAL     AVERAGE     FICO        CURRENT         AVERAGE
                                  MORTGAGE       BALANCE         BALANCE     MORTGAGE    CREDIT      PRINCIPAL     LOAN-TO-VALUE
PROPERTY TYPE                      LOANS       OUTSTANDING     OUTSTANDING     RATE       SCORE        BALANCE         RATIO
------------------------------   ---------   ---------------   -----------   --------   --------   -------------   -------------
Single Family Residence.......      582      $347,532,881.76      72.59%       7.031%      709      $597,135.54        73.40%
Low-rise Condominium..........       26        15,962,052.19       3.33        6.976       738       613,925.08        72.60
High-rise Condominium.........        6         3,422,455.22       0.71        6.961       713       570,409.20        76.33
Townhouse.....................        6         3,663,134.19       0.77        6.841       719       610,522.37        74.54
Two-Family Residence..........       29        20,915,970.87       4.37        7.116       708       721,240.37        71.98
Three-Family Residence........        3         2,722,500.00       0.57        7.192       739       907,500.00        57.35
Four-Family Residence.........        5         4,915,750.00       1.03        7.121       729       983,150.00        68.74
Planned Unit Development
   (PUD)......................      129        79,630,814.30      16.63        7.028       717       617,293.13        72.19
                                    ---      ---------------     ------
TOTAL:........................      786      $478,765,558.53     100.00%
                                    ===      ===============     ======

                         PURPOSES OF THE MORTGAGE LOANS

                                                                PERCENT OF              WEIGHTED
                                                AGGREGATE       AGGREGATE    WEIGHTED    AVERAGE      AVERAGE        WEIGHTED
                                 NUMBER OF      PRINCIPAL       PRINCIPAL     AVERAGE     FICO        CURRENT        AVERAGE
                                  MORTGAGE       BALANCE         BALANCE     MORTGAGE    CREDIT      PRINCIPAL     LOAN-TO-VALUE
LOAN PURPOSE                       LOANS       OUTSTANDING     OUTSTANDING     RATE       SCORE       BALANCE          RATIO
------------------------------   ---------   ---------------   -----------   --------   --------   -------------   -------------
Refinance (Cash-out)..........      359      $214,674,767.04       44.84%      7.017%      700      $597,979.85        70.94%
Refinance (Rate/Term).........      119        77,456,275.47       16.18       6.935       711       650,893.07        71.36
Purchase......................      308       186,634,516.02       38.98       7.090       724       605,956.22        76.05
                                    ---      ---------------      ------
TOTAL:........................      786      $478,765,558.53      100.00%
                                    ===      ===============      ======

                   OCCUPANCY TYPES FOR THE MORTGAGE LOANS (1)

                                                                PERCENT OF               WEIGHTED
                                                AGGREGATE       AGGREGATE     WEIGHTED    AVERAGE     AVERAGE        WEIGHTED
                                 NUMBER OF      PRINCIPAL       PRINCIPAL     AVERAGE      FICO       CURRENT        AVERAGE
                                  MORTGAGE       BALANCE         BALANCE      MORTGAGE    CREDIT     PRINCIPAL    LOAN-TO-VALUE
OCCUPANCY TYPE                     LOANS       OUTSTANDING     OUTSTANDING      RATE       SCORE      BALANCE         RATIO
------------------------------   ---------   ---------------   -----------    --------   --------   -----------   -------------
Investment....................       54      $ 34,746,453.79       7.26%       7.360%       719     $643,452.85       70.00%
Owner Occupied................      704       426,594,458.09      89.10        7.000        711      605,958.04       73.31
Second Home...................       28        17,424,646.65       3.64        7.172        714      622,308.81       71.23
                                    ---      ---------------     ------
TOTAL:........................      786      $478,765,558.53     100.00%
                                    ===      ===============     ======

----------
(1) Based upon representations of the related mortgagors at the time of origination.

                 LOAN DOCUMENTATION TYPE FOR THE MORTGAGE LOANS

                                                                PERCENT OF               WEIGHTED
                                                AGGREGATE       AGGREGATE     WEIGHTED    AVERAGE     AVERAGE        WEIGHTED
                                 NUMBER OF      PRINCIPAL       PRINCIPAL     AVERAGE      FICO       CURRENT        AVERAGE
                                  MORTGAGE       BALANCE         BALANCE      MORTGAGE    CREDIT     PRINCIPAL    LOAN-TO-VALUE
TYPE OF PROGRAM                    LOANS       OUTSTANDING     OUTSTANDING      RATE       SCORE      BALANCE         RATIO
------------------------------   ---------   ---------------   -----------    --------   --------   -----------   -------------
Full/Alternate................      146      $ 91,305,632.96      19.07%       6.846%       723     $625,381.05       74.26%
Stated Income.................      351       215,863,639.38      45.09        7.022        705      614,996.12       74.72
No Ratio......................      127        75,816,935.85      15.84        7.222        715      596,983.75       74.42
No Income/No Asset............       79        46,187,833.73       9.65        7.044        712      584,656.12       68.63
No Doc........................       83        49,591,516.61      10.36        7.114        712      597,488.15       65.06
                                    ---      ---------------     ------
TOTAL:........................      786      $478,765,558.53     100.00%
                                    ===      ===============     ======

                  RANGES OF LOAN AGE FOR THE MORTGAGE LOANS (1)

                                                                PERCENT OF               WEIGHTED
                                                AGGREGATE       AGGREGATE     WEIGHTED    AVERAGE     AVERAGE        WEIGHTED
                                 NUMBER OF      PRINCIPAL       PRINCIPAL     AVERAGE      FICO       CURRENT        AVERAGE
RANGE OF                          MORTGAGE       BALANCE         BALANCE      MORTGAGE    CREDIT     PRINCIPAL    LOAN-TO-VALUE
LOAN AGE (MONTHS)                  LOANS       OUTSTANDING     OUTSTANDING      RATE       SCORE      BALANCE         RATIO
------------------------------   ---------   ---------------   -----------    --------   --------   -----------   -------------
0.............................      393      $235,329,984.60      49.15%       6.848%       709     $598,804.03       74.63%
1.............................      167       100,167,003.99      20.92        6.919        720      599,802.42       72.03
2.............................      130        85,234,867.72      17.80        7.425        710      655,652.83       70.82
3.............................       49        29,767,908.24       6.22        7.600        704      607,508.33       71.26
4.............................       32        18,459,583.15       3.86        7.131        716      576,861.97       70.59
5.............................        8         5,003,732.60       1.05        7.155        715      625,466.58       68.38
6.............................        5         3,664,288.66       0.77        7.391        721      732,857.73       75.58
8.............................        1           572,000.00       0.12        8.125        709      572,000.00       80.00
12............................        1           566,189.57       0.12        7.000        645      566,189.57       80.00
                                    ---      ---------------     ------
TOTAL:........................      786      $478,765,558.53     100.00%
                                    ===      ===============     ======

----------
(1) As of the Cut-off Date, the weighted average loan age of the Mortgage Loans was approximately 1 month.

             PREPAYMENT CHARGE TERMS AND TYPES OF THE MORTGAGE LOANS

                                                                PERCENT OF               WEIGHTED
                                                AGGREGATE       AGGREGATE     WEIGHTED    AVERAGE     AVERAGE        WEIGHTED
                                 NUMBER OF      PRINCIPAL       PRINCIPAL     AVERAGE      FICO       CURRENT        AVERAGE
PREPAYMENT CHARGE                 MORTGAGE       BALANCE         BALANCE      MORTGAGE    CREDIT     PRINCIPAL    LOAN-TO-VALUE
TERM AND TYPE (MONTHS)             LOANS       OUTSTANDING     OUTSTANDING      RATE       SCORE      BALANCE         RATIO
------------------------------   ---------   ---------------   -----------    --------   --------   -----------   -------------
None..........................      571      $350,444,011.69      73.20%       7.060%       714     $613,737.32       72.90%
12-Soft.......................        3         1,629,475.85       0.34        7.487        684      543,158.62       73.42
12-Hard.......................       45        26,129,616.90       5.46        6.929        708      580,658.15       75.10
24-Hard.......................       21        12,181,634.43       2.54        6.805        701      580,077.83       71.34
36-Soft.......................       26        16,141,234.84       3.37        7.396        706      620,816.72       72.09
36-Hard.......................      119        71,803,900.40      15.00        6.877        702      603,394.12       73.12
60-Soft.......................        1           435,684.42       0.09        7.625        738      435,684.42       80.00
                                    ---      ---------------     ------
TOTAL:........................      786      $478,765,558.53     100.00%
                                    ===      ===============     ======

           INTEREST-ONLY PERIODS AT ORIGINATION FOR THE MORTGAGE LOANS

                                                                PERCENT OF               WEIGHTED
                                                AGGREGATE       AGGREGATE     WEIGHTED    AVERAGE     AVERAGE        WEIGHTED
                                 NUMBER OF      PRINCIPAL       PRINCIPAL     AVERAGE      FICO       CURRENT        AVERAGE
                                  MORTGAGE       BALANCE         BALANCE      MORTGAGE    CREDIT     PRINCIPAL    LOAN-TO-VALUE
INTEREST-ONLY PERIOD (MONTHS)      LOANS       OUTSTANDING     OUTSTANDING      RATE       SCORE      BALANCE         RATIO
------------------------------   ---------   ---------------   -----------    --------   --------   -----------   -------------
0.............................      401      $240,977,581.62      50.33%       7.012%       712     $600,941.60       73.08%
60............................        1           615,000.00       0.13        6.750        746      615,000.00       75.00
120...........................      384       237,172,976.91      49.54        7.053        711      617,637.96       72.91
                                    ---      ---------------     ------
TOTAL:........................      786      $478,765,558.53     100.00%
                                    ===      ===============     ======

                   ORIGINATION CHANNEL FOR THE MORTGAGE LOANS

                                                                PERCENT OF               WEIGHTED
                                                AGGREGATE       AGGREGATE     WEIGHTED    AVERAGE     AVERAGE        WEIGHTED
                                 NUMBER OF      PRINCIPAL       PRINCIPAL     AVERAGE      FICO       CURRENT        AVERAGE
                                  MORTGAGE       BALANCE         BALANCE      MORTGAGE    CREDIT     PRINCIPAL    LOAN-TO-VALUE
ORIGINATION CHANNEL                LOANS       OUTSTANDING     OUTSTANDING      RATE       SCORE      BALANCE         RATIO
------------------------------   ---------   ---------------   -----------    --------   --------   -----------   -------------
Correspondent.................      127      $ 83,265,113.10      17.39%       6.912%       717     $655,630.81       72.39%
Conduit.......................      386       234,903,752.55      49.06        7.206        713      608,558.94       71.80
Consumer Direct...............        1           444,000.00       0.09        7.000        655      444,000.00       80.00
Mortgage Professionals........      272       160,152,692.88      33.45        6.840        707      588,796.67       75.05
                                    ---      ---------------     ------
TOTAL:........................      786      $478,765,558.53     100.00%
                                    ===      ===============     ======

                         DESCRIPTION OF THE CERTIFICATES

GENERAL

          The certificates will be issued pursuant to the pooling and servicing agreement. The following sections of this free writing prospectus are summaries of the material terms of the certificates and the pooling and servicing agreement pursuant to which the certificates will be issued. They do not purport to be complete, however, and are subject to, and are qualified in their entirety by reference to, the provisions of the pooling and servicing agreement. When particular provisions or terms used in the pooling and servicing agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the pooling and servicing agreement after the issuing entity issues the certificates. The certificates represent obligations of the issuing entity only and do not represent an interest in or obligation of IndyMac MBS, Inc., IndyMac Bank, F.S.B. or any of their affiliates.

          The Mortgage Pass-Through Certificates, Series 2006-O will consist of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10, Class A-11, Class A-12, Class A-13, Class A-14, Class A-15, Class A-16, Class A-17, Class PO, Class A-X, Class A-R, Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6 and Class P Certificates. Only the classes of certificates listed on the cover page (all of which are together referred to as the "OFFERED CERTIFICATES") are offered by this free writing prospectus. The classes of offered certificates will have the respective initial Class Certificate Balances or initial Notional Amounts and pass-through rates set forth on the cover page or as described in this free writing prospectus. The initial Class Certificate Balances and initial Notional Amounts may vary in the aggregate by plus or minus 5%.

          When describing the certificates in this free writing prospectus, we use the following terms:

         DESIGNATION                                                CLASSES OF CERTIFICATES
----------------------------   -------------------------------------------------------------------------------------------------
    Senior Certificates          Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class
                                 A-9, Class A-10, Class A-11, Class A-12, Class A-13, Class A-14, Class A-15, Class A-16, Class
                                                      A-17, Class PO, Class A-X and Class A-R Certificates

 Subordinated Certificates              Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates

   Group 1A Certificates        Class A-R, Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7 and Class
                                           A-8 Certificates, Group 1A PO Component and Group 1A Subordinated Portion

   Group 1B Certificates       Class A-9, Class A-10, Class A-11, Class A-12, Class A-13, Class A-14, Class A-15, Class A-16 and
                                         Class A-17 Certificates, Group 1B Component and Group 1B Subordinated Portion

     LIBOR Certificates                                      Class A-10 and Class A-11 Certificates

 Super Senior Certificates            Class A-2, Class A-5, Class A-9, Class A-10, Class A-13 and Class A-14 Certificates

    Support Certificates                    Class A-7, Class A-8, Class A-15, Class A-16 and Class A-17 Certificates

Notional Amount Certificates                            Class A-4, Class A-11 and Class A-X Certificates

Principal Only Certificates                                          Class PO Certificates

    Private Certificates                            Class B-4, Class B-5, Class B-6 and Class P Certificates

          The certificates are generally referred to as the following types:

          CLASS                                              TYPE
------------------------   ------------------------------------------------------------------------
Class A-1 Certificates:                         Senior/Fixed Pass-Through Rate
Class A-2 Certificates:                   Senior/Super Senior/Fixed Pass-Through Rate
Class A-3 Certificates:                         Senior/Fixed Pass-Through Rate
Class A-4 Certificates:                 Senior/Notional Amount/Fixed Pass-Through Rate
Class A-5 Certificates:                 Senior/Super Senior/NAS/Fixed Pass-Through Rate
Class A-6 Certificates:                         Senior/Fixed Pass-Through Rate
Class A-7 Certificates:                   Senior/ Support/NAS/Fixed Pass-Through Rate
Class A-8 Certificates:                     Senior/Support/Fixed Pass-Through Rate
Class A-9 Certificates:         Senior/Super Senior/Accretion Directed/Fixed Pass-Through Rate
Class A-10 Certificates:                Senior/Super Senior/Floating Pass-Through Rate
Class A-11 Certificates:   Senior /Notional Amount/Interest Only/Inverse Floating Pass-Through Rate
Class A-12 Certificates:                        Senior/Fixed Pass-Through Rate
Class A-13 Certificates:                Senior/Super Senior/NAS/Fixed Pass-Through Rate
Class A-14 Certificates:              Senior/Super Senior/Accrual/Fixed Pass-Through Rate
Class A-15 Certificates:                  Senior/Support/NAS/Fixed Pass-Through Rate
Class A-16 Certificates:                    Senior/Support/Fixed Pass-Through Rate
Class A-17 Certificates:                  Senior/Support/NAS/Fixed Pass-Through Rate
Class A-X Certificates:          Senior/Notional Amount/Interest Only/Fixed Pass-Through Rate
Class PO Certificates:                               Senior/Principal Only
Class A-R Certificates:                  Senior/Fixed Pass-Through Rate/REMIC Residual
Class B-1 Certificates:                      Subordinated/Fixed Pass-Through Rate
Class B-2 Certificates:                      Subordinated/Fixed Pass-Through Rate
Class B-3 Certificates:                      Subordinated/Fixed Pass-Through Rate
Class B-4 Certificates:                      Subordinated/Fixed Pass-Through Rate
Class B-5 Certificates:                      Subordinated/Fixed Pass-Through Rate
Class B-6 Certificates:                      Subordinated/Fixed Pass-Through Rate
Class P Certificates:                                 Prepayment Charges

          The private certificates are not being offered by this free writing prospectus. Any information presented in this free writing prospectus with respect to the private certificates is provided only to permit a better understanding of the offered certificates. The initial Class Certificate Balances of the private certificates are set forth in this free writing prospectus under "Summary - Description of the Certificates." The classes of private certificates entitled to receive distributions of interest will have the respective pass-through rates set forth on the cover page of this free writing prospectus or described under "--Interest" in this free writing prospectus. The Class P Certificates will not bear interest. The Class P Certificates will be entitled to all prepayment charges received in respect of the Mortgage Loans and such amounts will not be available for distribution to the holders of the offered certificates and the other private certificates.

          There is only one group of Mortgage Loans. However, for purposes of calculating distributions and allocation of losses on the Certificates, the Senior Certificates are broken into two groups, and the Class PO Certificates and the Subordinated Certificates will be assumed to have separate components or, in the case of the Subordinated Certificates, Subordinated Portions.

CALCULATION OF CLASS CERTIFICATE BALANCE

          The "CLASS CERTIFICATE BALANCE" of any class of certificates (other than the Notional Amount Certificates) as of any Distribution Date is the initial Class Certificate Balance of that class reduced by the sum of

o all amounts previously distributed to holders of certificates of that class as distributions of principal;

o the amount of Realized Losses (including Excess Losses) allocated to that class;

o in the case of any class of subordinated certificates, any amounts allocated to that class in reduction of its Class Certificate Balance in respect of payments of Class PO Deferred Amounts, as described in this free writing prospectus under "--Allocation of Losses;" and

o in the case of the Class A-14 Certificates, increased by all interest accrued and added to its Class Certificate Balance prior to that Distribution Date;

provided, however, that the Class Certificate Balance of each class of certificates to which Realized Losses have been allocated will be increased, sequentially in the order of distribution priority, by the amount of Subsequent Recoveries on the Mortgage Loans distributed as principal to any class of certificates, but not by more than the amount of Realized Losses previously allocated to reduce the Class Certificate Balance of such class of certificates.

          In addition, the Class Certificate Balance of the class of subordinated certificates then outstanding with the lowest priority of distribution will be reduced if and to the extent that the aggregate Class Certificate Balance of all classes of certificates (other than the Class P Certificates) following all distributions and the allocation of Realized Losses on any Distribution Date exceeds the pool principal balance as of the Due Date occurring in the month of the Distribution Date (after giving effect to principal prepayments in the related Prepayment Period).

          The Notional Amount Certificates do not have principal balances and are not entitled to any distributions in respect of principal on the Mortgage Loans.

          The senior certificates will have an initial aggregate Class Certificate Balance of approximately $451,235,488 and will evidence in the aggregate an initial beneficial ownership interest in the issuing entity of approximately 94.25%. Each class of subordinated certificates will evidence in the aggregate an initial beneficial ownership interest in the issuing entity of:

                        CLASS   PERCENTAGE
                        -----   ----------
                         B-1      2.15%
                         B-2      1.20%
                         B-3      0.70%
                         B-4      0.75%
                         B-5      0.55%
                         B-6      0.40%

          The Class A-R Certificates and the private certificates will be issued in fully registered certificated form. All of the remaining classes of offered certificates will be represented by book-entry certificates. The book-entry certificates will be issuable in book-entry form only. The Class A-R Certificates will be issued in a denomination of $100.

COMPONENT CLASS

          Solely for purposes of calculating distributions and allocating losses, the Class PO Certificates will be composed of two components (each a "PO COMPONENT") having the designations and initial Component Balances set forth below as of the closing date:

      DESIGNATION        INITIAL COMPONENT BALANCE (APPROXIMATE)
----------------------   ---------------------------------------
Group 1A PO...........                $419,881.98
Group 1B PO...........                $616,506.46

          The "COMPONENT BALANCE" with respect to any PO Component for a Group as of any Distribution Date is the initial Component Balance on the closing date, reduced by all amounts applied and losses allocated in reduction of the principal balance of such component on all previous Distribution Dates and increased by the applicable Allocation Percentage of Subsequent Recoveries on the Mortgage Loans.

          The Class Certificate Balance of the Class PO Certificates on any Distribution Date will equal the aggregate Component Balance of the Group 1A PO Component and Group 1B PO Component on that Distribution Date. The components comprising the Class PO Certificates will not be separately transferable from the Class PO Certificates.

SUBORDINATED PORTIONS

          Solely for purposes of calculation distributions and allocating losses to the Subordinated Certificates, the Subordinated Certificates, in the aggregate, will be composed of two portions: the "GROUP 1A SUBORDINATED PORTION," which relates to Group 1A, and the "GROUP 1B SUBORDINATED PORTION," which relates to Group 1B. Each of the Group 1A Subordinated Portion and Group 1B Subordinated Portion is sometimes referred to as "SUBORDINATED PORTIONS".

                                     INITIAL SUBORDINATED PORTIONS BALANCE
            DESIGNATION                           (APPROXIMATE)
----------------------------------   -------------------------------------
Group 1A Subordinated Portion.....               $11,153,896.92
Group 1B Subordinated Portion.....               $16,376,173.17

          Each "SUBORDINATED PORTION BALANCE" for any Distribution Date is the initial balance set forth above, reduced by all amounts applied and losses allocated in reduction of the Subordinated Portion Balance and increased by the applicable Allocation Percentage of Subsequent Recoveries on the Mortgage Loans.

NOTIONAL AMOUNT CERTIFICATES

          The Class A-4, Class A-11 and Class A X Certificates (collectively, the "NOTIONAL AMOUNT CERTIFICATES") will not have Class Certificate Balances but will bear interest on their respective outstanding Notional Amounts.

          The "NOTIONAL AMOUNT" of the Class A-4 Certificates for any Distribution Date will equal the product of (i) a fraction, the numerator of which is 0.25% and the denominator of which is 6.00% and (ii) the Class Certificate Balance of the Class A-6 Certificates for that Distribution Date. As of the closing date, the Notional Amount of the Class A-4 Certificates is expected to be approximately $3,219,791.

          The "NOTIONAL AMOUNT" of the Class A-11 Certificates for any Distribution Date will equal the Class Certificate Balance of the Class A-10 Certificates immediately prior to that Distribution Date.

          The "NOTIONAL AMOUNT" of the Class A-X Certificates for any Distribution Date will equal the product of (i) a fraction, the numerator of which is the excess of (a) the average of the adjusted net mortgage rates of the Non-Discount Mortgage Loans, weighted on the basis of their respective Stated Principal Balances as of the first day of the related Due Period (after giving effect to prepayments received in the Prepayment Period ending during that Due Period) over (b) 6.25% per annum, and the denominator of which is 6.25% per annum and (ii) the aggregate Stated Principal Balance of the Non-Discount Mortgage Loans as of the first day of the related Due Period (after giving effect to prepayments received in the Prepayment Period ending in that Due Period). As of the closing date, the Notional Amount of the Class A-X Certificates is expected to be approximately $44,612,289.

          The "DUE PERIOD" means for any Distribution Date, the period commencing on the second day of the month preceding the month in which the Distribution Date occurs and ending on the first day of the month in which the Distribution Date occurs.

BOOK-ENTRY CERTIFICATES

          The offered certificates (other than the Class A-R Certificates) will be book-entry certificates (the "BOOK-ENTRY CERTIFICATES"). The Class A-R Certificates will be issued as a single certificate in fully registered certificated form. Persons acquiring beneficial ownership interests in the Book-Entry Certificates ("CERTIFICATE OWNERS") will hold their Book-Entry Certificates through The Depository Trust Company ("DTC") or, upon request, through Clearstream, Luxembourg (as defined in this free writing prospectus) or the Euroclear System ("EUROCLEAR"), if they are participants of such systems, or indirectly through organizations that are participants in such systems. The Book-Entry Certificates will be issued in one or more certificates that equal the aggregate Class Certificate Balance or Notional Amount of the offered certificates, as applicable, and will initially be registered in the name of Cede & Co., the nominee of DTC. Clearstream, Luxembourg and Euroclear will hold omnibus positions on behalf of their participants through customers' securities accounts in Clearstream Banking's and Euroclear's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, individually the "RELEVANT DEPOSITARY" and collectively the "EUROPEAN DEPOSITARIES"). Investors may hold such beneficial interests in the Book-Entry Certificates for the Certificates (other than the Class A-3, Class A-12 and Class A-R Certificates) and each class of subordinated certificates in minimum denominations representing Certificate Balances or Notional Amounts of $25,000 and integral multiples of $1 in excess thereof. Investors may hold such beneficial interests in the Book-Entry Certificates for the Class A-3 and Class A-12 Certificates in minimum denominations representing Certificate Balances of $1,000 and integral multiples of $1 in excess thereof. Except as described below, no person acquiring a Book-Entry Certificate will be entitled to receive a physical certificate representing such offered certificate (a "DEFINITIVE CERTIFICATE"). Unless and until Definitive Certificates are issued, it is anticipated that the only Certificateholder of the offered certificates will be Cede & Co., as nominee of DTC. Certificate Owners will not be Certificateholders as that term is used in the pooling and servicing agreement. Certificate Owners are only permitted to exercise their rights indirectly through the participating organizations that utilize the services of DTC, including securities brokers and dealers, banks and trust companies and clearing corporations and certain other organizations ("PARTICIPANTS") and DTC.

          The Certificate Owner's ownership of a Book-Entry Certificate will be recorded on the records of the brokerage firm, bank, thrift institution or other financial intermediary (each, a "FINANCIAL INTERMEDIARY") that maintains the beneficial owner's account for such purpose. In turn, the Financial Intermediary's ownership of such Book-Entry Certificate will be recorded on the records of DTC (or of a participating firm that acts as agent for the

Financial Intermediary, whose interest will in turn be recorded on the records of DTC, if the Certificate Owner's Financial Intermediary is not a DTC participant and on the records of Clearstream, Luxembourg or Euroclear, as appropriate).

          Certificate Owners will receive all distributions of principal of, and interest on, the offered certificates from the trustee through DTC and DTC participants. While the offered certificates are outstanding (except under the circumstances described below), under the rules, regulations and procedures creating and affecting DTC and its operations (the "DTC RULES"), DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the offered certificates and is required to receive and transmit distributions of principal of, and interest on, the offered certificates. Participants and organizations which have indirect access to the DTC system, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a

Participant, either directly or indirectly ("INDIRECT PARTICIPANTS"), with whom Certificate Owners have accounts with respect to offered certificates are similarly required to make book-entry transfers and receive and transmit such distributions on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive distributions and will be able to transfer their interest.

          Certificate Owners will not receive or be entitled to receive certificates representing their respective interests in the offered certificates, except under the limited circumstances described below. Unless and until Definitive Certificates are issued, Certificate Owners who are not Participants may transfer ownership of offered certificates only through Participants and Indirect Participants by instructing such Participants and Indirect Participants to transfer Book-Entry Certificates, by book-entry transfer, through DTC for the account of the purchasers of such Book-Entry Certificates, which account is maintained with their respective Participants. Under the DTC Rules and in accordance with DTC's normal procedures, transfers of ownership of Book-Entry Certificates will be executed through DTC and the accounts of the respective Participants at DTC will be debited and credited. Similarly, the Participants and Indirect Participants will make debits or credits, as the case may be, on their records on behalf of the selling and purchasing Certificate Owners.

          Because of time zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a Participant will be made during, subsequent securities settlement processing and dated the business day following, the DTC settlement date. Such credits or any transactions in such securities, settled during such processing will be reported to the relevant Euroclear or Clearstream, Luxembourg Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear, as a result of sales of securities by or through a Clearstream, Luxembourg Participant or Euroclear Participant to a DTC Participant, will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

          Transfers between Participants will occur in accordance with DTC Rules. Transfers between Clearstream, Luxembourg Participants and Euroclear Participants will occur in accordance with their respective rules and operating procedures.

          Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC Rules on behalf of the relevant European international clearing system by the Relevant Depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterpart in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the Relevant Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to the European Depositaries.

          DTC, which is a New York-chartered limited purpose trust company, performs services for its participants, some of which (and/or their representatives) own DTC. In accordance with its normal procedures, DTC is expected to record the positions held by each DTC participant in the Book-Entry Certificates, whether held for its own account or as a nominee for another person. In general, beneficial ownership of Book-Entry Certificates will be subject to the DTC Rules.

          Clearstream Banking, societe anonyme, 67 Bd Grande-Duchesse Charlotte, L-2967 Luxembourg ("CLEARSTREAM, LUXEMBOURG"), was incorporated in 1970 as "Clearstream, Luxembourg S.A." a company with limited liability under Luxembourg law (a societe anonyme). Clearstream, Luxembourg S.A. subsequently changed its name to Cedelbank. On 10 January 2000, Cedelbank's parent company, Clearstream, Luxembourg International, societe anonyme ("CI") merged its clearing, settlement and custody business with that of Deutsche Borse Clearing AG ("DBC"). The merger involved the transfer by CI of substantially all of its assets and liabilities (including its shares in CB) to a new Luxembourg company, New Clearstream, Luxembourg International, societe anonyme ("NEW CI"), which is 50% owned by CI and 50% owned by DBC's parent company Deutsche Borse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. Clearstream, Luxembourg International currently has 92 shareholders, including U.S. financial institutions or their subsidiaries. No single entity may own more than 5 percent of Clearstream, Luxembourg International's stock.

          Further to the merger, the Board of Directors of New Clearstream, Luxembourg International decided to re-name the companies in the group in order to give them a cohesive brand name. The new brand name that was chosen is "Clearstream" With effect from January 14, 2000 New CI has been renamed "Clearstream International, societe anonyme." On January 18, 2000, Cedelbank was renamed "Clearstream Banking, societe anonyme" and Clearstream, Luxembourg Global Services was renamed "Clearstream Services, societe anonyme."

          On January 17, 2000 DBC was renamed "Clearstream Banking AG." This means that there are now two entities in the corporate group headed by Clearstream International which share the name "Clearstream Banking," the entity previously named "Cedelbank" and the entity previously named "Deutsche Borse Clearing AG."

          Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream, Luxembourg in any of 36 currencies, including United States Dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier, "CSSF," which supervises Luxembourg banks. Clearstream, Luxembourg's customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg's U.S. customers are limited to securities brokers and dealers, and banks. Currently, Clearstream, Luxembourg has approximately 2,000 customers located in over 80 countries, including all major European countries, Canada, and the United States. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream, Luxembourg. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank S.A./N.V. as the Operator of the Euroclear System (the "EUROCLEAR OPERATOR") in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

          Euroclear was created in 1968 to hold securities for participants of Euroclear ("EUROCLEAR PARTICIPANTS") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 32 currencies, including United States dollars. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by the Brussels, Belgium office of the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "COOPERATIVE"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

          The Euroclear Operator has a banking license from the Belgian Banking and Finance Commission. This license authorizes the Euroclear Operator to carry out banking activities on a global basis.

          Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the "TERMS AND CONDITIONS"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

          Distributions on the Book-Entry Certificates will be made on each Distribution Date by the trustee to DTC. DTC will be responsible for crediting the amount of such payments to the accounts of the applicable DTC participants in accordance with DTC's normal procedures. Each DTC participant will be responsible for disbursing such payments to the Certificate Owners that it represents and to each Financial Intermediary for which it acts as agent. Each such Financial Intermediary will be responsible for disbursing funds to the Certificate Owners that it represents.

          Under a book-entry format, Certificate Owners may experience some delay in their receipt of payments, since such payments will be forwarded by the trustee to Cede & Co. Distributions with respect to offered certificates held through Clearstream, Luxembourg or Euroclear will be credited to the cash accounts of Clearstream, Luxembourg Participants or Euroclear Participants in accordance with the relevant system's rules and procedures, to the extent received by the Relevant Depositary. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Because DTC can only act on behalf of Financial Intermediaries, the ability of a Certificate Owner to pledge Book-Entry Certificates to persons or entities that do not participate in the depository system, or otherwise take actions in respect of such Book-Entry Certificates, may be limited due to the lack of physical certificates for such Book-Entry Certificates. In addition, issuance of the Book-Entry Certificates in book-entry form may reduce the liquidity of such certificates in the secondary market since certain potential investors may be unwilling to purchase certificates for which they cannot obtain physical certificates.

          Monthly and annual reports on the issuing entity provided by the trustee to Cede & Co., as nominee of DTC, may be made available to Certificate Owners upon request, in accordance with the DTC Rules and the rules, regulations and procedures creating and affecting the Relevant Depositary, and to the Financial Intermediaries to whose DTC accounts the Book-Entry Certificates of such Certificate Owners are credited.

          DTC has advised the depositor and the trustee that, unless and until Definitive Certificates are issued, DTC will take any action permitted to be taken by the holders of the Book-Entry Certificates under the pooling and servicing agreement only at the direction of one or more Financial Intermediaries to whose DTC accounts the Book-Entry Certificates are credited, to the extent that such actions are taken on behalf of Financial Intermediaries whose holdings include such Book-Entry Certificates. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder of a Book-Entry Certificate under the pooling and servicing agreement on behalf of a Clearstream, Luxembourg Participant or Euroclear Participant only in accordance with its relevant rules and procedures and subject to the ability of the Relevant Depositary to effect such actions on its behalf through DTC. DTC may take actions, at the direction of the related Participants, with respect to some Book-Entry Certificates which conflict with actions taken with respect to other Book-Entry Certificates.

          Definitive Certificates will be issued to Certificate Owners, or their nominees, rather than to DTC, only if (a) DTC or the depositor advises the trustee in writing that DTC is no longer willing, qualified or able to discharge properly its responsibilities as nominee and depositary with respect to the Book-Entry Certificates and the depositor or the trustee is unable to locate a qualified successor, or (b) after the occurrence of an event of default under the pooling and servicing agreement), beneficial owners having not less than 51% of the voting rights (as defined in the pooling and servicing agreement) evidenced by the offered certificates advise the trustee and DTC through the Financial Intermediaries and the DTC participants in writing that the continuation of a book-entry system through DTC (or a successor thereto) is no longer in the best interests of beneficial owners of such class.

          Upon the occurrence of any of the events described in the immediately preceding paragraph, the trustee will be required to notify all beneficial owners of the occurrence of such event and the availability through DTC of Definitive Certificates. Upon surrender by DTC of the global certificate or certificates representing the Book-Entry Certificates and instructions for re-registration, the trustee will issue Definitive Certificates, and thereafter the trustee will recognize the holders of such Definitive Certificates as holders of the related offered certificates under the pooling and servicing agreement.

          Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of certificates among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

DETERMINATION OF LIBOR

          The Class A-10 and Class A-11 Certificates (we sometimes refer to these classes of certificates as the "LIBOR CERTIFICATES") will bear interest during their initial interest accrual period at the applicable initial pass-through rate set forth in the table under "--Interest" below, and during each interest accrual period thereafter at the applicable rate determined as described in the table under "--Interest" below.

          LIBOR applicable to an interest accrual period will be determined on the second London Business Day prior to the commencement of such interest accrual period (a "LIBOR DETERMINATION DATE"). On each LIBOR Determination Date for the LIBOR Certificates, the trustee, as calculation agent (in such capacity, the "CALCULATION AGENT"), will establish LIBOR for the interest accrual period on the basis of the British Bankers' Association ("BBA") "INTEREST SETTLEMENT RATE" for one-month deposits in U.S. dollars as found on Moneyline Telerate Page 3750 as of 11:00 a.m. London time on each LIBOR Determination Date. Interest Settlement Rates currently are based on rates quoted by sixteen BBA designated banks as being, in the view of such banks, the offered rate at which deposits are being quoted to prime banks in the London interbank market. Such Interest Settlement Rates are calculated by eliminating the four highest rates and the four lowest rates, averaging the eight remaining rates, carrying the result (expressed as a percentage) out to six decimal places, and rounding to five decimal places. "MONEYLINE TELERATE PAGE 3750" means the display page currently so designated on the Moneyline Telerate Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices). "LONDON BUSINESS DAY" means any day on which dealings in deposits of United States dollars are transacted in the London interbank market.

          If on the initial LIBOR Determination Date, the Calculation Agent is required but unable to determine LIBOR, LIBOR for the initial LIBOR Determination Date will be 5.32% per annum.

PAYMENTS ON MORTGAGE LOANS; ACCOUNTS

          On or before the closing date, the servicer will establish an account (the "CERTIFICATE ACCOUNT"), which will be maintained in trust for the benefit of the certificateholders. The servicer will deposit or cause to be deposited in the Certificate Account all amounts required to be deposited in it under the pooling and servicing agreement. The servicer may withdraw funds from the Certificate Account for purposes set forth in the pooling and servicing agreement. On or before the closing date, the trustee will establish an account (the "DISTRIBUTION ACCOUNT"), which will be maintained with the trustee in trust for the benefit of the certificateholders. On or prior to the business day immediately preceding each Distribution Date, the servicer will withdraw from the Certificate Account the amount of Available Funds and prepayment charges for that Distribution Date and will deposit such Available Funds in the Distribution Account. The holders of the Class P Certificates will be entitled to all prepayment charges received on the Mortgage Loans and such amounts will not be available for distribution to the holders of the other certificates. There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.

          Prior to each Determination Date, the servicer is required to provide the trustee a report containing the data and information concerning the Mortgage Loans that is required by the trustee to prepare the monthly statement to certificateholders for the related Distribution Date. The trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the servicer in that report and will be permitted to conclusively rely on any information provided to it by the servicer.

INVESTMENTS OF AMOUNTS HELD IN ACCOUNTS

          Certificate Account. At the direction of the servicer, all funds in the Certificate Account will be invested in permitted investments so long as they are received from the servicer in a timely manner along with specific instructions as to how they are to be invested. All income and gain net of any losses realized from investment of funds in the Certificate Account will be for the benefit of the servicer as additional servicing compensation and will be remitted to it monthly as described herein. The amount of any losses incurred in the Certificate Account in respect of the investments will be deposited by the servicer in the Certificate Account. The trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account and made in accordance with the pooling and servicing agreement.

          Distribution Account and Supplemental Interest Reserve Fund. Funds on deposit in the Distribution Account and the Supplemental Interest Reserve Fund will not be invested.

FEES AND EXPENSES

          The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:

TYPE / RECIPIENT (1)                  AMOUNT                  GENERAL PURPOSE                SOURCE (2)                  FREQUENCY
---------------------  -------------------------------------  ----------------  ------------------------------------  --------------
FEES
Servicing Fee /        Either 0.2000% or 0.2500% per annum    Compensation      Interest collected with respect to        Monthly
Servicer               of the Stated Principal Balance of                       each Mortgage Loan and any
                       each Mortgage Loan (3)                                   Liquidation Proceeds or Subsequent
                                                                                Recoveries that are allocable to
                                                                                accrued and unpaid interest (4)

Additional Servicing   o    Prepayment Interest Excess (5)    Compensation      Interest collections with respect to  Time to time
Compensation /                                                                  certain Mortgage Loans that prepay
Servicer                                                                        in full

                       o    All late payment fees,            Compensation      Payments made by obligors with        Time to time
                            assumption fees and other                           respect to the Mortgage Loans
                            similar charges (excluding
                            prepayment charges)

                       o    All investment income earned on   Compensation      Investment income related to the          Monthly
                            amounts on deposit in the                           Certificate Account
                            Certificate Account

                       o    Excess Proceeds (6)               Compensation      Liquidation Proceeds and Subsequent   Time to time
                                                                                Recoveries

Trustee Fee / Trustee  0.0075% per annum of the Stated        Compensation      Interest Distribution Amount              Monthly
                       Principal Balance of each Mortgage
                       Loan

EXPENSES

Insurance expenses /   Expenses incurred by the Servicer      Reimbursement of  To the extent the expenses are        Time to time
Servicer                                                      Expenses          covered by an insurance policy with
                                                                                respect to the Mortgage Loan

TYPE / RECIPIENT (1)                  AMOUNT                  GENERAL PURPOSE                SOURCE (2)                  FREQUENCY
---------------------  -------------------------------------  ----------------  ------------------------------------  --------------
Advances / Servicer    To the extent of funds available, the  Reimbursement of  With respect to each Mortgage Loan,   Time to time
                       amount of any advances                 Expenses          late recoveries of the payments of
                                                                                the costs and expenses, Liquidation
                                                                                Proceeds, Subsequent Recoveries,
                                                                                purchase proceeds or repurchase
                                                                                proceeds for that Mortgage Loan (7)

Indemnification        Amounts for which the seller, the      Indemnification   Amounts on deposit on the                 Monthly
expenses / Seller,     Servicer and the depositor are                           Certificate Account on any
Servicer and           entitled to indemnification (8)                          Distribution Account Deposit Date,
Depositor                                                                       following the transfer to the
                                                                                Distribution Account

(1) If the trustee succeeds to the position of servicer, it will be entitled to receive the same fees and expenses of the servicer described in this free writing prospectus. Any change to the fees and expenses described in this free writing prospectus would require an amendment to the pooling and servicing agreement. See "The Agreements--Amendment" in the prospectus.

(2) Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the servicer in the case of amounts owed to the servicer) prior to distributions on the certificates.

(3) The Servicing Fee Rate for each Mortgage Loan will equal either 0.2000% or 0.2500% per annum. The amount of the monthly servicing fee is subject to adjustment with respect to Mortgage Loans that are prepaid in full.

(4) The servicing fee is payable from interest collections on the Mortgage Loans, but may be paid from any other amounts on deposit in the Certificate Account, if interest collections are insufficient to pay the Servicing Fee.

(5) Prepayment Interest Excess is described in this free writing prospectus under "Servicing of the Mortgage Loans--Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans."

(6) "EXCESS PROCEEDS" with respect to a liquidated Mortgage Loan means the amount, if any, by which the sum of any net liquidation proceeds and Subsequent Recoveries exceeds the sum of (i) the unpaid principal balance of the Mortgage Loans and (ii) accrued interest on the Mortgage Loan at the Mortgage Rate during each Due Period as to which interest was not paid or advanced on the Mortgage Loan.

(7) Reimbursement of advances for a Mortgage Loan is limited to the late recoveries of the payments of the costs and expenses, Liquidation Proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan.

(8) Each of the seller, the servicer and the depositor are entitled to indemnification of certain expenses.

DISTRIBUTIONS

          Distributions on the certificates will be made by the trustee on the 25th day of each month, or if such day is not a business day, on the first business day thereafter, commencing in December 2006 (each, a "DISTRIBUTION DATE"), to the persons in whose names such certificates are registered at the close of business on the Record Date. The "RECORD DATE" for (x) the LIBOR Certificates, so long as such certificates are Book-Entry Certificates, is the business day immediately prior to such Distribution Date and (y) for any other class of certificates and any Definitive Certificates, is the last business day of the month immediately preceding the month of such Distribution Date.

          Distributions on each Distribution Date will be made by check mailed to the address of the person entitled thereto as it appears on the applicable certificate register or in the case of a certificateholder who has so notified the trustee in writing in accordance with the pooling and servicing agreement, by wire transfer in immediately available funds to the account of such certificateholder at a bank, or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the certificates will be made only upon presentment and surrender of such certificates at the corporate trust office of the trustee.

PRIORITY OF DISTRIBUTIONS AMONG CERTIFICATES

          As more fully described in this free writing prospectus, distributions on the senior certificates in a Group will be made on each Distribution Date based on the Available Funds for that Group for such Distribution Date, and distributions on the subordinated certificates will be based on any remaining Available Funds for such Distribution Date after giving effect to distributions on all classes of senior certificates and payment in respect of Class PO Deferred Amounts, and will be made in the following order of priority:

          1. to interest on each interest- bearing class of senior certificates, pro rata based on their respective Interest Distribution Amounts;

          2. to principal on the classes of senior certificates then entitled to receive distributions of principal, in the order and subject to the priorities set forth in this free writing prospectus under "Description of the Certificates -- Principal," in each case in an aggregate amount up to the maximum amount of principal to be distributed on those classes of certificates on the Distribution Date;

          3. to any Class PO Deferred Amounts on the related PO Component, but only from amounts that would otherwise be distributed on the Distribution Date in reduction of the balance of the related subordinated portion; and

          4. to interest on and then principal of each class of subordinated certificates, in the order of their numerical class designations, in each case subject to the limitations set forth in this free writing prospectus under "Description of the Certificates -- Interest" and "-- Principal."

          "AVAILABLE FUNDS" for any Distribution Date will be equal to the sum of:

o all scheduled installments of interest (net of the Expense Fees) and principal due on the Mortgage Loans on the Due Date in the month in which the Distribution Date occurs and received before the related Determination Date, together with any advances with respect to them;

o all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the Mortgage Loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the mortgagor in accordance with the servicer's normal servicing procedures and all other cash amounts received and retained in connection with (a) the liquidation of defaulted Mortgage Loans, by foreclosure or otherwise during the calendar month preceding the month of the Distribution Date (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed advances, if any) and (b) any Subsequent Recoveries on the Mortgage Loans;

o all partial or full prepayments with respect to Mortgage Loans received during the related Prepayment Period, together with all interest paid in connection with the prepayment, other than certain excess amounts, and Compensating Interest; and

o amounts received with respect to the Distribution Date as the Substitution Adjustment Amount or purchase price in respect of a deleted Mortgage Loan or a Mortgage Loan repurchased by the seller or the servicer as of the Distribution Date;

reduced by amounts in reimbursement for advances previously made and other amounts as to which the servicer is entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement.

INTEREST

          The classes of offered certificates entitled to receive distributions of interest will have the respective pass-through rates set forth on the cover page of this free writing prospectus or described below.

          Each class of LIBOR Certificates will bear interest during its initial interest accrual period at the initial pass-through rate set forth below, and will bear interest during each interest accrual period thereafter, subject to the applicable maximum and minimum pass-through rates, at the per annum rate determined by reference to LIBOR as described below:

                                           MAXIMUM/MINIMUM
CLASS        INITIAL PASS- THROUGH RATE   PASS-THROUGH RATE   FORMULA FOR CALCULATION OF CLASS PASS-THROUGH RATE
----------   --------------------------   -----------------   ---------------------------------------------------
Class A-10              5.92%                6.25%/0.60%                    LIBOR + 60 basis points
Class A-11              0.33%                5.65%/0.00%                         5.65% - LIBOR

          On each Distribution Date, to the extent of funds available, each interest-bearing class of certificates will be entitled to receive or accrete an amount allocable to interest for the related interest accrual period. This "INTEREST DISTRIBUTION AMOUNT" for any interest-bearing class will be equal to the sum of (a) interest accrued during the related interest accrual period at the applicable pass-through rate on the related Class Certificate Balance or Notional Amount, as the case may be, immediately prior to the applicable Distribution Date and (b) the sum of the amounts, if any, by which the amount described in clause (a) above on each prior Distribution Date exceeded the amount actually distributed or accreted as interest on the prior Distribution Dates and not subsequently distributed or accreted (which are called "UNPAID INTEREST AMOUNTS"). The Class PO Certificates are principal only certificates and will not bear interest.

          On each Distribution Date on or prior to the Termination Date for the Corridor Contract on which LIBOR exceeds the strike rate, in addition to the Interest Distribution Amount described in the preceding paragraph, the Class A-10 Certificates will also be entitled to receive distributions of the Yield Supplement Amount from payments made under the Corridor Contract.

          With respect to each Distribution Date for the LIBOR Certificates, the "INTEREST ACCRUAL PERIOD" will be the one-month period commencing on the 25th day of the month before the month in which that Distribution Date occurs and ending on the 24th day of the month in which the Distribution Date occurs. With respect to each Distribution Date for all other classes of interest-bearing certificates, the interest accrual period will be the calendar month preceding the month of the Distribution Date. Each interest accrual period will be deemed to consist of 30 days. Interest will be calculated and payable on the basis of a 360-day year divided into twelve 30-day months.

          The interest entitlement described above for each interest-bearing class of certificates for any Distribution Date will be reduced by the amount of Net Interest Shortfalls. With respect to any Distribution Date, the "NET INTEREST SHORTFALL" is equal to the sum of:

               o any net prepayment interest shortfalls for that Distribution Date and

               o the amount of interest that would otherwise have been received with respect to any Mortgage Loan that was the subject of a Relief Act Reduction or a Special Hazard Loss, Fraud Loss, Debt Service Reduction or Deficient Valuation, after the exhaustion of the respective amounts of coverage provided by the subordinated certificates for those types of losses.

          Net Interest Shortfalls on any Distribution Date will be allocated pro rata among all interest-bearing classes of certificates on such Distribution Date, based on the amount of interest each such class of certificates would otherwise be entitled to receive or accrete on such Distribution Date, before taking into account any reduction in such amounts from such Net Interest Shortfalls.

          A "RELIEF ACT REDUCTION" is a reduction in the amount of the monthly interest payment on a Mortgage Loan pursuant to the Servicemembers Civil Relief Act or any similar state or local law.

          With respect to any Distribution Date, a net prepayment interest shortfall is the amount by which the aggregate of the prepayment interest shortfalls experienced by the Mortgage Loans during the related Prepayment Period exceeds the Compensating Interest for that Distribution Date. A "PREPAYMENT INTEREST SHORTFALL" is the amount by which interest paid by a borrower in connection with a prepayment of principal on a Mortgage Loan during the portion of a Prepayment Period occurring in the month prior to the month of the applicable Distribution Date is less than one month's interest at the related Mortgage Rate, net of the related servicing fee rate, on the Stated Principal Balance of the Mortgage Loan.

          The Class A-14 Certificates are accrual certificates (the "ACCRUAL CERTIFICATES"). Interest will accrue on the Accrual Certificates during each interest accrual period at a per annum rate of 6.25%. However, this interest will not be distributed on those certificates until the "ACCRUAL TERMINATION DATE," which is the earlier of:

          (a) the Distribution Date on which the Class Certificate Balance of each class of subordinated certificates is reduced to zero; and

          (b) the Distribution Date on which the Class Certificate Balance of the Class A-9 Certificates is reduced to zero.

This accrued and unpaid interest will be added to the Class Certificate Balance of the Class A-14 Certificates on the related Distribution Date.

          If on any Distribution Date, Available Funds in the Certificate Account applied in the order described above under "-- Priority of Distributions Among Certificates" are insufficient to make a full distribution or accretion of the interest entitlement on the certificates, interest will be distributed or accreted on each class of certificates of equal priority based on the amount of interest it would otherwise have been entitled to receive or accrete in the absence of the shortfall. Any unpaid interest amount will be carried forward and added to the amount holders of each class of certificates will be entitled to receive or accrete on the next Distribution Date. A shortfall could occur, for example, if losses realized on the Mortgage Loans were exceptionally high or were concentrated in a particular month. Any unpaid interest amount so carried forward will not bear interest.

YIELD SUPPLEMENT AMOUNT

          The "YIELD SUPPLEMENT AMOUNT" for the Class A-10 Certificates and any Distribution Date will equal the product of:

               (i) the excess (if any) of (A) the lesser of (i) LIBOR (as determined by the Cap Counterparty) and (ii) 8.90% over (B) 5.65% (the strike rate),

               (ii) the Class Certificate Balance of the Class A-10 Certificates immediately prior to that Distribution Date, and

               (iii) a fraction, the numerator of which is the number of days in the related interest accrual period (calculated on the basis of a 360-day year of twelve 30-day months), and the denominator of which is 360.

          The Corridor Contract; Supplemental Interest Trust. The Class A-10 Certificates will have the benefit of a corridor contract with the Cap Counterparty (the "CORRIDOR CONTRACT"). The Corridor Contract will not be an asset of the issuing entity but will instead be an asset of a separate trust fund (the "SUPPLEMENTAL INTEREST TRUST") created under the pooling and servicing agreement for the Class A-10 Certificates. The Corridor Contract will be between the supplemental interest trustee and the Cap Counterparty, as evidenced by a confirmation.

          Pursuant to the Corridor Contract, the parties will enter into an ISDA Master Agreement (including a Credit Support Annex) on the date that the Corridor Contract is executed. The Corridor Contract is also subject to certain ISDA definitions, as published by the International Swaps and Derivatives Association, Inc.

          Beginning with the Distribution Date in December 2006, on or prior to the Termination Date for the Corridor Contract, on the first business day preceding each Distribution Date, the Cap Counterparty will make a payment to the Supplemental Interest Reserve Fund equal to the product of:

               (i) the excess (if any) of (A) the lesser of (x) LIBOR (as determined by the Cap Counterparty) and (y) 8.90% (the ceiling rate) over (B) 5.65% (the strike rate),

               (ii) the Derivative Notional Balance for that Distribution Date, and

               (iii) a fraction, the numerator of which is the number of days in the related interest accrual period (calculated on the basis of a 360-day year of twelve 30-day months), and the denominator of which is 360;

          The "TERMINATION DATE" for the Corridor Contract is the Distribution Date in July 2009. The Corridor Contract is scheduled to remain in effect up to and including the Termination Date.

          The "DERIVATIVE NOTIONAL BALANCE" on each Distribution Date on or prior to the Termination Date will be as described in Schedule 1 to this free writing prospectus. After the Termination Date, the Derivative Notional Balance will be equal to zero, and the Corridor Contract will be terminated.

          The Derivative Notional Balances for the Class A-10 Certificates decline based on the Mortgage Loans having a prepayment rate equal to 100% of the Group 1B Prepayment Assumption.

          For any Distribution Date with respect to which (1) there is a Yield Supplement Amount payable and (2) the Derivative Notional Balance is less than the Class Certificate Balance of the Class A-10 Certificates, it is likely that the amount paid under the Corridor Contract will be less than such Yield Supplement Amount.

          For the Class A-10 Certificates and any Distribution Date, to the extent that the sum of (x) the amount paid under the Corridor Contract and (y) any Excess Funds in the Supplemental Interest Reserve Fund is less than the Yield Supplement Amount for a Distribution Date (such shortfall, a "YIELD MAINTENANCE SHORTFALL"), the Class A-10 Certificates will not receive the entire Yield Supplement Amount on that Distribution Date. However, on future Distribution Dates, if the sum of the amount paid under the Corridor Contract and any Excess Funds in the

Supplemental Interest Reserve Fund exceeds the Yield Supplement Amount for that Distribution Date, that excess will be used to pay any Yield Maintenance Shortfalls outstanding from prior Distribution Dates. The Class A-10 Certificates will not be entitled to any interest on any Yield Maintenance Shortfalls. For the Class A-10 Certificates, "EXCESS FUNDS" for any Distribution Date will equal the amount by which the sum of the amounts paid under the Corridor Contract on prior Distribution Dates exceeds the sum of amounts actually paid from the Supplemental Interest Reserve Fund with respect to the Yield Supplement Amount, including any Yield Maintenance Shortfalls for such prior Distribution Dates.

          The Corridor Contract will be subject to early termination only in limited circumstances. Such circumstances generally include certain insolvency or bankruptcy events relating to the Cap Counterparty or the issuing entity, the failure of the Cap Counterparty (one business day after notice of such failure is received by the Cap Counterparty) to make a payment due under the Corridor Contract, a decline in the rating agency ratings of the Cap Guarantor below certain levels, followed by a failure of the Cap Counterparty to take the requisite remedial action in a timely manner, all as set forth in the ISDA Master Agreement, an amendment or modification of the pooling and servicing agreement that is adverse to the Cap Counterparty without the Cap Counterparty's consent, and such Corridor Contract becoming illegal or subject to certain kinds of taxation.

          It will be an additional termination event under the Corridor Contract if the Cap Counterparty has failed to deliver any information, report, certification or accountants' consent when and as required under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and Item 1115(b)(1) or
(b)(2) of the Asset Backed Securities Regulation, 17 C.F.R. Sections 229.1100-229.1123 ("REGULATION AB") with respect to certain reporting obligations of the depositor with respect to the issuing entity, which continues unremedied for the time period provided in the Corridor Contract, and the Cap Counterparty fails to either (i) transfer the Corridor Contract, at its sole cost and expense, in whole, but not in part, to a counterparty or (ii) procure a guarantor with respect to the Corridor Contract that, in either case, (i) has agreed to deliver any information, report, certification or accountants' consent when and as required under the Exchange Act and Regulation AB with respect to certain reporting obligations of the depositor and the issuing entity, (ii) satisfies any rating requirement set forth in the Corridor Contract, and (iii) is approved by the depositor (which approval shall not be unreasonably withheld) and any rating agency, if applicable.

          If the Corridor Contract is terminated prior to its scheduled Termination Date, the Cap Counterparty will likely owe a termination payment to the trustee, payable in a lump sum to be held by the supplemental interest trustee until the Termination Date of the Corridor Contract or used to purchase a replacement Corridor Contract. However, if such termination occurs, no assurance can be given that any such termination payment owing to the supplemental interest trustee will be sufficient to enter into such replacement Corridor Contract.

          The Class A-10 Certificates do not represent an obligation of the Cap Counterparty. Holders of the Class A-10 Certificates are not parties to or beneficiaries under the Corridor Contract and will not have any right to proceed directly against the Cap Counterparty in respect of its obligation under the Corridor Contract.

          The Corridor Contract will be filed with the SEC as an Exhibit to a Current Report on Form 8-K after the closing date.

THE SUPPLEMENTAL INTEREST RESERVE FUND

          Amounts received from the Cap Counterparty under the Corridor Contract will be deposited in the supplemental interest trust by the supplemental interest trustee on each Distribution Date. Any amounts on deposit in the supplemental interest trust will not be the property of the issuing entity, but will, instead, be assets of the supplemental interest trust. On each Distribution Date, the trustee will withdraw the amount of the Yield Supplement Amount and the amount of any Excess Funds, from funds available on deposit in the supplemental interest trust, in an amount up to the applicable Yield Supplement Amount for that Distribution Date. The pooling and servicing agreement will require the supplemental interest trustee to establish an account (the "SUPPLEMENTAL INTEREST RESERVE FUND"), which will be held in trust in the supplemental interest trust by the supplemental interest trustee, on behalf of the holders of the Class A-10 Certificates. The Supplemental Interest Reserve Fund will not be an asset of any REMIC.

          On each Distribution Date, the supplemental interest trustee will deposit into the Supplemental Interest Reserve Fund any amount received in respect of the Corridor Contract for the related interest accrual period. On each Distribution Date, such amounts received in respect of the Corridor Contract will be distributed to the Class A-10 Certificates to the extent necessary to pay the current Yield Supplement Amount and any Yield Maintenance Shortfall. Any remaining amounts will remain in the Supplemental Interest Reserve Fund. On the Distribution Date immediately following the earlier of (i) the Termination Date for the Corridor Contract and (ii) the date on which the Class Certificate Balance of the Class A-10 Certificates has been reduced to zero, all amounts remaining in the Supplemental Interest Reserve Fund will be distributed to Countrywide Securities Corporation.

PRINCIPAL

          General. All payments and other amounts received in respect of principal of the Mortgage Loans will be allocated between the Group 1A Certificates and the Group 1B Certificates. Among each Group of Certificates, all payments and other amounts in respect of the Mortgage Loans will be allocated between the related PO Component and (a) the senior certificates for a Group (other than the Notional Amount Certificates and the Class PO Certificates) and the related Subordinated Portion and (b) the related PO Component, in each case based on the applicable PO Percentage and the applicable Non-PO Percentage, respectively, of those amounts.

          The "NON-PO PERCENTAGE" with respect to any Mortgage Loan with an adjusted net mortgage rate less than 6.25% (each a "DISCOUNT MORTGAGE LOAN") will be equal to the adjusted net mortgage rate divided by 6.25% and, with respect to any Mortgage Loan with an adjusted net mortgage rate equal to or greater than 6.25% (each a "NON-DISCOUNT MORTGAGE Loan"), will be 100%.

          The "PO PERCENTAGE" with respect to any Discount Mortgage Loan will be equal to 6.25% minus the adjusted net mortgage rate divided by 6.25% and, with respect to any Non-Discount Mortgage Loan, will be 0%.

          Non-PO Formula Principal Amount. On each Distribution Date, the Non-PO Formula Principal Amount for each Group will be distributed as principal to the related classes of senior certificates (other than the Notional Amount Certificates and Class PO Certificates) in an amount up to the Group 1A Senior Principal Distribution Amount or Group 1B Senior Principal Distribution Amount, as applicable, and in reduction of the balance of the related Subordinated Portion and distributed to the subordinated certificates, in an amount up to the Subordinated Principal Distribution Amount for that Group.

          The "NON-PO FORMULA PRINCIPAL AMOUNT" for each Group and any Distribution Date will equal the sum of:

          (i)  the sum of the applicable Non-PO Percentage of:

               (a) the applicable Allocation Percentage of all monthly payments of principal due on each Mortgage Loan on the related Due Date,

               (b) the applicable Allocation Percentage of the principal portion of the purchase price of each Mortgage Loan that was repurchased by the seller or another person pursuant to the pooling and servicing agreement as of the Distribution Date, excluding any Mortgage Loan that was repurchased due to a modification of the Mortgage Loan in lieu of refinancing,

               (c) the applicable Allocation Percentage of the Substitution Adjustment Amount in connection with any deleted Mortgage Loan received with respect to the Distribution Date,

               (d) the applicable Allocation Percentage of any insurance proceeds or liquidation proceeds allocable to recoveries of principal of Mortgage Loans that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of the Distribution Date,

               (e) the applicable Allocation Percentage of with respect to each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the amount of the liquidation proceeds allocable to principal received with respect to the Mortgage Loan, and

               (f) the applicable Allocation Percentage of all partial and full principal prepayments by borrowers on the Mortgage Loans received during the related Prepayment Period, including the principal portion of the purchase price of any Mortgage Loan that was repurchased due to a modification of the Mortgage Loan in lieu of refinancing, and

          (ii) the applicable Allocation Percentage of (A) any Subsequent Recoveries with respect to the Mortgage Loans received during the calendar month preceding the month of the Distribution Date, or (B) with respect to Subsequent Recoveries attributable to a Discount Mortgage Loan that incurred (1) an Excess Loss or (2) a Realized Loss after the related Senior Credit Support Depletion Date, the Non-PO Percentage of any Subsequent Recoveries received during the calendar month preceding the month of such Distribution Date.

          Class A-14 Accrual Amount. On each Distribution Date up to and including the Accrual Termination Date, the amount of accrued interest on the Class A-14 Certificates added to its Class Certificate Balance (this is sometimes referred to as the "CLASS A-14 ACCRUAL AMOUNT") will be distributed as principal, first, to the Class A-9 Certificates until its Class Certificate Balance is reduced to zero, and second to the Class A-14 Certificates.

          Senior Principal Distribution Amount.

          Group 1A Senior Principal Distribution Amount. On each Distribution Date before the Senior Credit Support Depletion Date, the Non-PO Formula Principal Amount for Group 1A, up to the amount of the Group 1A Senior Principal Distribution Amount for the Distribution Date, will be distributed as principal in the following priority:

               (i) to the Class A-R Certificates, until its Class Certificate Balance is reduced to zero;

               (ii) the Group 1A Priority Amount, concurrently, to the Class A-5 and Class A-7 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero;

               (iii) concurrently, (x) 51.1604508058% in the following priority:

                         (1) an amount up to $1,000 for each Distribution Date to the Class A-1 Certificates until its Class Certificate Balance is reduced to zero;

                         (2) an amount up to $41,300 for each Distribution Date, concurrently, to the Class A-2 and Class A-8 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero;

                         (3) concurrently, to the Class A-1, Class A-2 and Class A-8 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero; and

                         (4) to the Class A-3 Certificates, until its Class Certificate Balance is reduced to zero, and

                    (y) 48.8395491942%, sequentially, to the Class A-6 and Class A-3 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero; and

               (iv) concurrently, to the Class A-5 and Class A-7 Certificates, pro rata, without regard to the Group 1A Priority Amount, until their respective Class Certificate Balances are reduced to zero.

          Group 1B Senior Principal Distribution Amount. On each Distribution Date before the Senior Credit Support Depletion Date, the Non-PO Formula Principal Amount for Group 1B, up to the amount of the Group 1B Senior Principal Distribution Amount for the Distribution Date, will be distributed as principal in the following priority:

               (i) the Group 1B Priority Amount, concurrently, to the Class A-13, Class A-15 and Class A-17 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero;

               (ii) an amount up to $1,000 for each Distribution Date to the Class A-10 Certificates until its Class Certificate Balance is reduced to zero;

               (iii) an amount up to $1,184,000 for each Distribution Date, concurrently to the following classes on a pro rata basis, based on their respective Class Certificate Balances (after giving effect to distributions of the Class A-14 Accrual Amount):

                    (x) sequentially, to the Class A-9 and Class A-14 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero, and

                    (y) to the Class A-16 Certificates until its Class Certificate Balance is reduced to zero;

               (iv) to the Class A-10 Certificates, until its Class Certificate Balance is reduced to zero;

               (v) concurrently to the following classes on a pro rata basis, based on their respective Class Certificate Balances (after giving effect to distributions of the Class A-14 Accrual Amount),

                    (x) sequentially, to the Class A-9 and Class A-14 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero, and

                    (y) to the Class A-16 Certificates, until its Class Certificate Balance is reduced to zero;

               (vi) to the Class A-12 Certificates, until its Class Certificate Balance is reduced to zero; and

               (vii) concurrently, to the Class A-13, Class A-15 and Class A-17 Certificates, pro rata, without regard to the Group 1B Priority Amount, until their respective Class Certificate Balances are reduced to zero.

          On each Distribution Date on and after the Senior Credit Support Depletion Date, the Non-PO Formula Principal Amount for each Group will be distributed, concurrently as principal all related classes of Senior Certificates (other than the Notional Amount Certificates and the Class PO Certificates), pro rata, in accordance with their respective Class Certificate Balances immediately before that Distribution Date.

          "ALLOCATION PERCENTAGE" means either the Group 1A Allocation Percentage or the Group 1B Allocation Percentage, as applicable.

          "GROUP" means Group 1A or Group 1B, as applicable.

          "GROUP 1A" means the Class A-R, Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7 and Class A-8 Certificates and the Group 1A PO Component and the Group 1A Subordinated Portion.

          "GROUP 1B" means the Class A-9, Class A-10, Class A-11, Class A-12, Class A-13, Class A-14, Class A-15, Class A-16, Class A-17 Certificates and the Group 1B PO Component and the Group 1B Subordinated Portion.

          The "GROUP 1A ALLOCATION PERCENTAGE" for any Distribution Date will equal the percentage equivalent of a fraction, the numerator of which is the sum of (x) the aggregate Class Certificate Balance of the Class A-R, Class A-

1, Class A-2, Class A-3, Class A-5, Class A-6, Class A-7 and Class A-8 Certificates (y) the Group 1A PO Component and (z) the Group 1A Subordinated Portion Balance, and the denominator of which is the aggregate Stated Principal Balance of Mortgage Loans as of the Due Date in the month of such Distribution Date (after giving effect to the principal prepayments in the prepayment period related to that Distribution Date).

          The "GROUP 1A NON-PO COLLATERAL BALANCE" for any Distribution Date will equal the aggregate Class Certificate Balance of the Class A-R, Class A-1, Class A-2, Class A-3, Class A-5, Class A-6, Class A-7 and Class A-8 Certificates and Group 1A Subordinated Portion for that Distribution Date.

          The "GROUP 1A PRIORITY AMOUNT" for any Distribution Date will equal the sum of (i) the product of (A) the Group 1A Scheduled Principal Distribution Amount, (B) the Shift Percentage and (C) the Group 1A Priority Percentage and
(ii) the product of (A) the Group 1A Unscheduled Principal Distribution Amount,
(B) the Group 1A Priority Percentage and (C) the Shift Percentage.

          "GROUP 1A PRIORITY PERCENTAGE" for any Distribution Date, will equal the percentage equivalent of a fraction, the numerator of which is the aggregate Class Certificate Balance of the Class A-5 and Class A-7 Certificates immediately prior to such Distribution Date, and the denominator of which is the Group 1A Non-PO Collateral Balance immediately prior to that Distribution Date.

          "GROUP 1A SCHEDULED PRINCIPAL DISTRIBUTION AMOUNT" for any Distribution Date will equal the Non-PO Percentage of all amounts described in subclauses (a) through (d) of clause (i) of the definition of Non-PO Formula Principal Amount for Group 1A for that Distribution Date; provided, however, that if a Bankruptcy Loss that is an Excess Loss is sustained with respect to a Mortgage Loan that is not a Liquidated Mortgage Loan, the Group 1A Scheduled Principal Distribution Amount will be reduced on the related Distribution Date by the product of (i) the Group 1A Allocation Percentage and (ii) the applicable Non-PO Percentage of the principal portion of such Bankruptcy Loss.

          The "GROUP 1A UNSCHEDULED PRINCIPAL DISTRIBUTION AMOUNT" for any Distribution Date will equal the Non-PO Percentage of the sum of the amounts described in subclauses (e) and (f) of clause (i) and clause (ii) of the definition of Non-PO Formula Principal Amount for the Group 1A for that Distribution Date.

          The "GROUP 1B ALLOCATION PERCENTAGE" will equal the percentage equivalent of a fraction, the numerator of which is the sum of (x) the aggregate Class Certificate Balance of the Class A-9, Class A-10, Class A-12, Class A-13, Class A-14, Class A-15, Class A-16 and Class A-17 Certificates (y) the Group 1B PO Component Balance and (z) the Group 1B Subordinated Portion Balance and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of such Distribution Date (after giving effect to the principal prepayments in the prepayment period related to that Distribution Date).

          The "GROUP 1B NON-PO COLLATERAL BALANCE" for any Distribution Date will equal the aggregate Class Certificate Balance of the Class A-9, Class A-10, Class A-12, Class A-13, Class A-14, Class A-15, Class A-16 and Class A-17 Certificates and Group 1B Subordinated Portion for that Distribution Date.

          The "GROUP 1B PRIORITY AMOUNT" for any Distribution Date will equal the sum of (i) the product of (A) the Group 1B Scheduled Principal Distribution Amount, (B) the Shift Percentage and (C) the Group 1B Priority Percentage and
(ii) the product of (A) the Group 1B Unscheduled Principal Distribution Amount,
(B) the Group 1B Priority Percentage and (C) the Shift Percentage.

          "GROUP 1B PRIORITY PERCENTAGE" for any Distribution Date, will equal the percentage equivalent of a fraction, the numerator of which is the aggregate Class Certificate Balance of the Class A-13, Class A-15 and Class A-17 Certificates immediately prior to such Distribution Date, and the denominator of which is the Group 1B Non-PO Collateral Balance immediately prior to that Distribution Date.

          "GROUP 1B SCHEDULED PRINCIPAL DISTRIBUTION AMOUNT" for any Distribution Date will equal the Non-PO Percentage of all amounts described in subclauses (a) through (d) of clause (i) of the definition of Non-PO Formula

Principal Amount for Group 1B for that Distribution Date; provided, however, that if a Bankruptcy Loss that is an Excess Loss is sustained with respect to a Mortgage Loan that is not a Liquidated Mortgage Loan, the Group 1B Scheduled Principal Distribution Amount will be reduced on the related Distribution Date by the product of (i) the Group 1B Allocation Percentage and (ii) the applicable Non-PO Percentage of the principal portion of such Bankruptcy Loss.

          The "GROUP 1B UNSCHEDULED PRINCIPAL DISTRIBUTION AMOUNT" for any Distribution Date will equal the Non-PO Percentage of the sum of the amounts described in subclauses (e) and (f) of clause (i) and clause (ii) of the definition of Non-PO Formula Principal Amount for Group 1B for that Distribution Date.

          The "SHIFT PERCENTAGE" for any Distribution Date occurring during the five years beginning on the first Distribution Date will equal 0%. Thereafter, the Shift Percentage for any Distribution Date occurring on or after the fifth anniversary of the first Distribution Date will be as follows: for any Distribution Date in the first year thereafter, 30%; for any Distribution Date in the second year thereafter, 40%; for any Distribution Date in the third year thereafter, 60%; for any Distribution Date in the fourth year thereafter, 80%; and for any Distribution Date thereafter, 100%.

          The "SENIOR CREDIT SUPPORT DEPLETION DATE" is the date on which the Class Certificate Balance of each class of subordinated certificates has been reduced to zero.

          "PREPAYMENT PERIOD" means for any Distribution Date and Due Date, the period commencing on the sixteenth day of the prior calendar month (or, in the case of the first Distribution Date, the Cut-off Date) and ending on the fifteenth day of the calendar month in which such Distribution Date occurs.

          The "SENIOR PRINCIPAL DISTRIBUTION AMOUNT" for any Distribution Date and Group will equal the sum of

          (i) the related Senior Percentage of the Non-PO Percentage of all amounts described in subclauses (a) through (d) of clause (i) of the definition of Non-PO Formula Principal Amount for that Group for that Distribution Date,

          (ii) for each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the lesser of

               o the related Allocation Percentage of the Senior Percentage of the applicable Non-PO Percentage of the Stated Principal Balance of the Mortgage Loan, and

               o    either

                         o if no Excess Losses were sustained on a Liquidated Mortgage Loan during the preceding calendar month, the related Allocation Percentage of the Senior Prepayment Percentage of the applicable Non-PO Percentage of the amount of the liquidation proceeds allocable to principal received on the Mortgage Loan or

                         o if an Excess Loss were sustained on the Liquidated Mortgage Loan during the preceding calendar month, the related Allocation Percentage of the Senior Percentage of the applicable Non-PO Percentage of the amount of the liquidation proceeds allocable to principal received on the Mortgage Loan, and

          (iii) the Senior Prepayment Percentage of the applicable Non-PO Percentage of amounts described in subclause (f) of clause (i) of the definition of Non-PO Formula Principal Amount for that Group and Distribution Date; and

          (iv) the Senior Prepayment Percentage of any Subsequent Recoveries described in clause (ii) of the definition of Non-PO Formula Principal Amount for that Group and Distribution Date;

provided, however, that if a Bankruptcy Loss that is an Excess Loss is sustained on a Mortgage Loan that is not a Liquidated Mortgage Loan, the related Senior Principal Distribution Amount will be reduced on the related

Distribution Date by the related Allocation Percentage of the related Senior Percentage of the applicable Non-PO Percentage of the principal portion of the Bankruptcy Loss.

          "STATED PRINCIPAL BALANCE" means for any Mortgage Loan and any Due Date, the unpaid principal balance of the Mortgage Loan as of that Due Date, as specified in its amortization schedule at the time (before any adjustment to the amortization schedule for any moratorium or similar waiver or grace period), after giving effect to (i) previous partial prepayments of principal and the payment of principal due on that Due Date, irrespective of any delinquency in payment by the related mortgagor and (ii) liquidation proceeds allocable to principal received in the prior calendar month and prepayments of principal received through the last day of the Prepayment Period in which the Due Date occurs, in each case, with respect to that Mortgage Loan. The pool principal balance equals the aggregate Stated Principal Balance of the Mortgage Loans.

          The "SENIOR PERCENTAGE" for any Distribution Date and Group is the percentage equivalent of a fraction, the numerator of which is the aggregate Class Certificate Balance of the senior certificates in the related Group (other than the related PO Component and the Notional Amount Certificates) immediately before the Distribution Date and the denominator of which is the sum of (x) the aggregate Class Certificate Balance of the related senior certificates (other than the related PO Component) and (y) the related Subordinated Portion Balance (other than the Class PO Certificates and the Notional Amount Certificates) immediately prior to such Distribution Date. For any Distribution Date, the "SUBORDINATED PERCENTAGE" for the portion of the subordinated certificates will be calculated as the difference between 100% and the Senior Percentage for such Distribution Date.

          The "SENIOR PREPAYMENT PERCENTAGE" for any Distribution Date and Group occurring during the five years beginning on the first Distribution Date will equal 100%. Thereafter, the Senior Prepayment Percentage will be subject to gradual reduction as described in the following paragraph. This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the related classes of senior certificates (other than the Class PO Certificates and the Notional Amount Certificates) that receive these unscheduled payments of principal while, in the absence of Realized Losses, increasing the interest in the pool principal balance evidenced by the subordinated certificates. Increasing the respective interest of the subordinated certificates relative to that of the senior certificates is intended to preserve the availability of the subordination provided by the subordinated certificates. The "SUBORDINATED PREPAYMENT PERCENTAGE" as of any Distribution Date and Group will be calculated as the difference between 100% and the related Senior Prepayment Percentage on that Distribution Date.

          The Senior Prepayment Percentage for any Distribution Date and Group occurring on or after the fifth anniversary of the first Distribution Date will be as follows: for any Distribution Date in the first year thereafter, the related Senior Percentage plus 70% of the related Subordinated Percentage for the Distribution Date; for any Distribution Date in the second year thereafter, the related Senior Percentage plus 60% of the related Subordinated Percentage for the Distribution Date; for any Distribution Date in the third year thereafter, the related Senior Percentage plus 40% of the related Subordinated Percentage for the Distribution Date; for any Distribution Date in the fourth year thereafter, the related Senior Percentage plus 20% of the related Subordinated Percentage for the Distribution Date; and for any Distribution Date thereafter, the related Senior Percentage for the Distribution Date (unless on any Distribution Date the related Senior Percentage exceeds the initial related Senior Percentage, in which case each related Senior Prepayment Percentage for the Distribution Date will once again equal 100%).

          Notwithstanding the foregoing, no decrease in either Senior Prepayment Percentage will occur unless both of the step down conditions listed below are satisfied:

o the outstanding principal balance of all Mortgage Loans delinquent 60 days or more (averaged over the preceding six month period) (including any Mortgage Loans subject to foreclosure proceedings, real estate owned by the issuing entity and Mortgage Loans the mortgagors of which are in bankruptcy), as a percentage of the aggregate Class Certificate Balance of the subordinated certificates immediately prior to that Distribution Date, does not equal or exceed 50%; and

o    cumulative Realized Losses on the Mortgage Loans do not exceed

     o commencing with the Distribution Date on the fifth anniversary of the first Distribution Date, 30% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date (the "ORIGINAL SUBORDINATE PRINCIPAL BALANCE"),

     o commencing with the Distribution Date on the sixth anniversary of the first Distribution Date, 35% of the original subordinate principal balance,

     o commencing with the Distribution Date on the seventh anniversary of the first Distribution Date, 40% of the original subordinate principal balance,

     o commencing with the Distribution Date on the eighth anniversary of the first Distribution Date, 45% of the original subordinate principal balance, and

     o commencing with the Distribution Date on the ninth anniversary of the first Distribution Date, 50% of the original subordinate principal balance.

          If on any Distribution Date the allocation to the class or classes of senior certificates (other than the Class PO Certificates) then entitled to distributions of principal and other amounts in the percentages required above would reduce the outstanding Class Certificate Balance of the class or classes below zero, the distribution to the class or classes of certificates of the related Senior Percentage and Senior Prepayment Percentage of those amounts for the Distribution Date will be limited to the percentage necessary to reduce the related Class Certificate Balance(s) to zero.

          Subordinated Principal Distribution Amount. On each Distribution Date, to the extent of related Available Funds, the Non-PO Formula Principal Amount for each Group, up to the amount of the Subordinated Principal Distribution Amount for that Group for the Distribution Date, will be distributed as principal of the subordinated certificates. Except as provided in the next paragraph, each class of subordinated certificates will be entitled to receive its pro rata share of the Subordinated Principal Distribution Amount for each Group (based on its respective Class Certificate Balance), in each case to the extent of the amount available from Available Funds for distribution of principal. Distributions of principal of the subordinated certificates' pro rata share of the Subordinated Principal Distribution Amount for each Group will be made sequentially to the classes of subordinated certificates in the order of their numerical class designations, beginning with the Class B-1 Certificates, until their respective Class Certificate Balances are reduced to zero. This distribution of principal from the Subordinate Principal Distribution Amount for each Group will be allocated to the related Subordinated Portion, and the applicable Subordinated Portion Balance will be reduced accordingly.

          With respect to each class of subordinated certificates (other than the class of subordinated certificates then outstanding with the highest priority of distribution), if on any Distribution Date the sum of the Class Subordination Percentages of such class and all classes of subordinated certificates that have lower priorities of distribution than that class (the "APPLICABLE CREDIT SUPPORT PERCENTAGE") is less than the Applicable Credit Support Percentage for that class on the date of issuance of the certificates (the "ORIGINAL APPLICABLE CREDIT SUPPORT PERCENTAGE"), no distribution of partial principal prepayments and principal prepayments in full will be made to any of those classes (the "RESTRICTED Classes") and the amount of partial principal prepayments and principal prepayments in full otherwise distributable to the Restricted Classes will be allocated among the remaining classes of subordinated certificates, pro rata, based upon their respective Class Certificate Balances, and distributed in the sequential order described above.

          The approximate Original Applicable Credit Support Percentages for the subordinated certificates on the date of issuance of the certificates are expected to be as follows:

Class B-1...................   5.75%
Class B-2...................   3.60%
Class B-3...................   2.40%
Class B-4...................   1.70%
Class B-5...................   0.95%
Class B-6...................   0.40%

          The "CLASS SUBORDINATION PERCENTAGE" with respect to any Distribution Date and each class of subordinated certificates, will equal the fraction (expressed as a percentage) the numerator of which is the Class Certificate Balance of that class of subordinated certificates immediately before the Distribution Date and the denominator of which is the aggregate Class Certificate Balance of all classes of certificates immediately before the Distribution Date.

          The "SUBORDINATED PRINCIPAL DISTRIBUTION AMOUNT" for each Group and any Distribution Date will equal the sum of:

o the related Allocation Percentage of the Subordinated Percentage of the applicable Non-PO Percentage of all amounts described in subclauses (a) through (d) of clause (i) of the definition of Non-PO Formula Principal Amount for that Distribution Date,

o for each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the related Allocation Percentage of the applicable Non-PO Percentage of the portion of the liquidation proceeds allocable to principal received on the Mortgage Loan, after application of the amounts pursuant to clause (ii) of the definition of Senior Principal Distribution Amount, up to the related Allocation Percentage of the Subordinated Percentage of the applicable Non-PO Percentage of the Stated Principal Balance of the Mortgage Loan,

o the related Allocation Percentage of the Subordinated Prepayment Percentage of the applicable Non-PO Percentage of the amounts described in subclause
     (f) of clause (i) of the definition of Non-PO Formula Principal Amount for that Group for that Distribution Date, and

o the related Allocation Percentage of the Subordinated Prepayment Percentage of any Subsequent Recoveries described in clause (ii) of the definition of Non-PO Formula Principal Amount for that Group for that Distribution Date, reduced by the amount of any payments in respect of Class PO Deferred Amounts for that Group on the Distribution Date.

          Residual Certificates. The Class A-R Certificates will remain outstanding for so long as the issuing entity shall exist, regardless of whether they are receiving current distributions of principal or interest. In addition to distributions of interest and principal as described above, on each Distribution Date, the holders of the Class A-R Certificates will be entitled to receive any Available Funds remaining after distribution or accretion of interest and principal on the senior certificates and Class PO Deferred Amounts on the Class PO Certificates and interest and principal on the subordinated certificates, as described above. It is not anticipated that there will be any significant amounts remaining for that distribution.

          Class PO Principal Distribution Amount. On each Distribution Date, distributions of principal of the Class PO Certificates will be made in an amount equal to the lesser of (x) the PO Formula Principal Amount for each Group for the Distribution Date and (y) the product of

               o the applicable Allocation Percentage of Available Funds remaining after distribution and accretion of interest on the senior certificates, and

               o a fraction, the numerator of which is the PO Formula Principal Amount for that Group and the denominator of which is the sum of that PO Formula Principal Amount for that Group and the Senior Principal Distribution Amount for that Group.

          If the Class PO Principal Distribution Amount for that Group on a Distribution Date is calculated as provided in clause (y) above, principal distributions to holders of the related Group of senior certificates (other than the Notional Amount Certificates and the Class PO Certificates) will be in an amount equal to the product of the applicable Allocation Percentage of Available Funds remaining after distribution and accretion of interest on those senior certificates and a fraction, the numerator of which is the Senior Principal Distribution Amount for that Group and the denominator of which is the sum of that Senior Principal Distribution Amount for that Group and the PO Formula Principal Amount for that Group.

          The "PO FORMULA PRINCIPAL AMOUNT" for that Group and any Distribution Date will equal the sum of:

          (i)  the sum of the applicable PO Percentage of:

               (a) the related Allocation Percentage of all monthly payments of principal due on each Mortgage Loan on the related Due Date,

               (b) the related Allocation Percentage of the principal portion of the purchase price of each Mortgage Loan that was repurchased by the seller or another person pursuant to the pooling and servicing agreement as of the Distribution Date, excluding any Mortgage Loan that was repurchased due to a modification of the Mortgage Rate,

               (c) the related Allocation Percentage of the Substitution Adjustment Amount received for the Distribution Date,

               (d) the related Allocation Percentage of any insurance proceeds or liquidation proceeds allocable to recoveries of principal of Mortgage Loans that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of the Distribution Date,

               (e) the related Allocation Percentage for each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the amount of liquidation proceeds allocable to principal received on the Mortgage Loan, and

               (f) the related Allocation Percentage of all partial and full principal prepayments by borrowers on the Mortgage Loans received during the related Prepayment Period, including the principal portion of the purchase price of any Mortgage Loan that was repurchased due to modification of the Mortgage Rate, and

          (ii) the related Allocation Percentage with respect to Subsequent Recoveries attributable to a Discount Mortgage Loan that incurred (1) an Excess Loss or (2) a Realized Loss after the Senior Credit Support Depletion Date, the related Allocation Percentage of the PO Percentage of any Subsequent Recoveries received during the calendar month preceding the month of that Distribution Date.

ALLOCATION OF LOSSES

          On each Distribution Date, the related Allocation Percentage of the applicable PO Percentage of any Realized Loss, including any Excess Loss, on a Discount Mortgage Loan will be allocated to the related PO Component, until its Component Balance is reduced to zero. The amount of any Realized Loss, other than an Excess Loss allocated in accordance with the previous sentence on or before the Senior Credit Support Depletion Date, will be treated as a "CLASS PO DEFERRED AMOUNT." To the extent funds are available on the Distribution Date or on any future Distribution Date from amounts that would otherwise be allocable from Available Funds for the

Subordinated Principal Distribution Amount for a Group, Class PO Deferred Amounts will be paid on the related PO Component before distributions of principal on the subordinated certificates. Any distribution of Available Funds in respect of unpaid Class PO Deferred Amounts will not further reduce the Component Balance of the related PO Component. The Class PO Deferred Amounts will not bear interest. The Class Certificates Balance of the class of subordinated certificates then outstanding with the highest numerical class designation will be reduced by the amount of any payments in respect of Class PO Deferred Amounts and the related Subordinated Portion Balance will be reduced by this amount. After the Senior Credit Support Depletion Date, no new Class PO Deferred Amounts will be created.

          On each Distribution Date, the related Allocation Percentage of the applicable Non-PO Percentage of any Realized Loss on the Mortgage Loans, other than any Excess Loss, will be allocated first to the related Subordinated Portion, until the related Subordinated Portion Balance is reduced to zero and then to the related classes of senior certificates (other than the Notional Amount Certificates and the Class PO Certificates) pro rata, based upon their respective Class Certificate Balances or, with respect to a class of accrual certificates, based on the lesser of their original Class Certificate Balance and their current Class Certificate Balance, except that the related Allocation Percentage of the applicable Non-PO Percentage of any Realized Losses that would otherwise be allocated:

               o to the Class A-2 Certificates, will instead be allocated to the Class A-8 Certificates until its Class Certificate Balance is reduced to zero,

               o to the Class A-5 Certificates, will instead be allocated to the Class A-7 Certificates until its Class Certificate Balance is reduced to zero,

               o to the Class A-9 and Class A-14 Certificates, will instead be allocated, pro rata, to the Class A-16 Certificates until its Class Certificate Balance is reduced to zero,

               o to the Class A-10 Certificates, will instead be allocated to the Class A-15 Certificates until its Class Certificate Balance is reduced to zero, and

               o to the Class A-13 Certificates, will instead be allocated to the Class A-17 Certificates until its Class Certificate Balance is reduced to zero.

          On each Distribution Date, Realized Losses on the Mortgage Loans allocated to the Subordinated Portions will reduce the Class Certificate Balances of the subordinated certificates, in the reverse order of their numerical class designations (beginning with the class of subordinated certificates then outstanding with the highest numerical class designation), in each case until the Class Certificate Balance of each class of subordinated certificates has been reduced to zero.

          On each Distribution Date, the related Allocation Percentage of the applicable Non-PO Percentage of Excess Losses will be allocated among all related classes of certificates (other than the Notional Amount Certificates and the Class PO Certificates), pro rata, based on their Class Certificate Balances or, with respect to a class of accrual certificates based on the lesser of their original Class Certificate Balance and their current Class Certificate Balance.

          Because principal distributions are paid to some classes of certificates (other than the Class PO Certificates and the Notional Amount Certificates) before other classes of certificates, holders of the certificates that are entitled to receive principal later bear a greater risk of being allocated Realized Losses on the Mortgage Loans than holders of classes that are entitled to receive principal earlier.

          In general, a "REALIZED LOSS" means, for a Liquidated Mortgage Loan, the amount by which the remaining unpaid principal balance of the Mortgage Loan exceeds the amount of liquidation proceeds applied to the principal balance of the related Mortgage Loan. "EXCESS LOSSES" are Special Hazard Losses in excess of the Special Hazard Loss Coverage Amount, Bankruptcy Losses in excess of the Bankruptcy Loss Coverage Amount and Fraud Losses in excess of the Fraud Loss Coverage Amount. "BANKRUPTCY LOSSES" are losses that are incurred as a result of Debt Service Reductions and Deficient Valuations. "SPECIAL HAZARD LOSSES" are Realized Losses in respect of Special

Hazard Mortgage Loans. "FRAUD LOSSES" are losses sustained on a Liquidated Mortgage Loan by reason of a default arising from fraud, dishonesty or misrepresentation.

          A "LIQUIDATED MORTGAGE LOAN" is a defaulted Mortgage Loan as to which the servicer has determined that all recoverable liquidation and insurance proceeds have been received. A "SPECIAL HAZARD MORTGAGE LOAN" is a Liquidated Mortgage Loan as to which the ability to recover the full amount due thereunder was substantially impaired by a hazard not insured against under a standard hazard insurance policy of the type described in the prospectus under "Credit Enhancement -- Special Hazard Insurance Policies."

          "SUBSEQUENT RECOVERIES" are unexpected recoveries, net of reimbursable expenses, with respect to a Liquidated Mortgage Loan that resulted in a Realized Loss in a month prior to the month of receipt of such recoveries.

          The pooling and servicing agreement does not permit the allocation of Realized Losses to the Class P Certificates.

                                   SCHEDULE 1

                          DERIVATIVE NOTIONAL BALANCES

                               DERIVATIVE
                                NOTIONAL
                                BALANCE
                             OF CLASS A-10
                              CERTIFICATES
MONTH OF DISTRIBUTION DATE        ($)
--------------------------   -------------
December 2006                99,083,000.00
January 2007                 97,866,153.92
February 2007                96,293,025.25
March 2007                   94,368,416.10
April 2007                   92,098,508.34
May 2007                     89,490,860.65
June 2007                    86,554,397.19
July 2007                    83,299,387.43
August 2007                  79,737,417.31
September 2007               75,881,351.31
October 2007                 71,745,285.76
November 2007                67,344,493.23
December 2007                63,027,187.66
January 2008                 58,836,087.14
February 2008                54,768,311.73
March 2008                   50,821,047.05
April 2008                   46,991,542.85
May 2008                     43,277,111.49
June 2008                    39,675,126.57
July 2008                    36,183,021.52
August 2008                  32,798,288.21
September 2008               29,518,475.66
October 2008                 26,341,188.74
November 2008                23,264,086.86
December 2008                20,284,882.79
January 2009                 17,401,341.38
February 2009                14,611,278.44
March 2009                   11,912,559.53
April 2009                    9,303,098.87
May 2009                      6,780,858.19
June 2009                     4,343,845.70
July 2009                     1,990,115.00
August 2009 and
thereafter                            0.00


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